                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      NATIONWIDE MUTUAL INSURANCE COMPANY

                    NATIONWIDE LIFE ACQUISITION CORPORATION

                                      and

                       ALLIED LIFE FINANCIAL CORPORATION

                            Dated as of June 3, 1998

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I        THE OFFER.........................................................   2
 Section 1.2     Allied Actions....................................................   4
 Section 1.3     Directors.........................................................   6
ARTICLE II       THE MERGER........................................................   7
 Section 2.1     The Merger........................................................   7
 Section 2.2     Closing...........................................................   8
 Section 2.3     Effective Time....................................................   8
 Section 2.4     Articles of Incorporation and By-Laws of the Surviving Corporation   9
 Section 2.5     Board of Directors and Officers...................................   9
 Section 2.6     Effect of Merger on Sub Capital Stock.............................   9
 Section 2.7     Conversion of Allied Stock........................................  10
 Section 2.8     Exchange of Certificates and Related Matters......................  10
 Section 2.9     Dissenting Shares.................................................  13
 Section 2.10    Adjustments to Prevent Dilution...................................  14
 Section 2.11    Options...........................................................  14
ARTICLE III      ADDITIONAL AGREEMENTS.............................................  14
 Section 3.1     Preparation of Proxy Statement; Information Supplied..............  14
 Section 3.2     Meeting of Shareholders...........................................  15
 Section 3.3     Filings; Other Action.............................................  16
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF ALLIED..........................  17
 Section 4.1     Organization and Qualification....................................  17
 Section 4.2     Capitalization of Allied..........................................  18
 Section 4.3     Subsidiaries......................................................  19
 Section 4.4     Authority Relative to this Agreement..............................  20
 Section 4.5     No Violation; Governmental Filings................................  21
 Section 4.6     SAP Statements....................................................  23
 Section 4.7     GAAP Statements...................................................  24
 Section 4.8     Reserves..........................................................  24
 Section 4.9     SEC Documents.....................................................  25
 Section 4.10    Absence of Certain Changes or Events..............................  26
 Section 4.11    No Undisclosed Liabilities........................................  26
 Section 4.12    Takeover Statutes.................................................  27
 Section 4.13    Compliance with Law...............................................  27
 Section 4.14    Assets............................................................  29
 Section 4.15    Environmental Matters.............................................  31
 Section 4.16    Contracts.........................................................  33
 Section 4.17    Insurance Issued by Allied Insurers...............................  37
 Section 4.18    Cancellations.....................................................  41

 Section 4.19    Operations Insurance..............................................  41
 Section 4.20    Taxes and Tax Returns.............................................  42
 Section 4.21    Benefit Plans.....................................................  47
 Section 4.22    Labor Relations and Employment....................................  51
 Section 4.23    Reserved..........................................................  53
 Section 4.24    Properties........................................................  53
 Section 4.25    Intellectual Property.............................................  53
 Section 4.26    Transactions with Affiliates......................................  53
 Section 4.27    Voting Requirements...............................................  54
 Section 4.28    Reserved..........................................................  54
 Section 4.29    Investment Company................................................  54
ARTICLE V        REPRESENTATIONS AND WARRANTIES OF NATIONWIDE AND SUB..............  54
 Section 5.1     Organization and Qualification....................................  54
 Section 5.2     Authority Relative to this Agreement..............................  55
 Section 5.3     No Violation......................................................  55
ARTICLE VI       CERTAIN COVENANTS.................................................  57
 Section 6.1     Allied Conduct of Business Pending the Merger.....................  57
 Section 6.2     Reserved..........................................................  64
 Section 6.3     Reasonable Efforts................................................  64
 Section 6.4     Access and Information............................................  65
 Section 6.5     Environmental Due Diligence.......................................  65
 Section 6.6     Notice of Proceedings.............................................  65
 Section 6.7     Notification of Certain Other Matters.............................  66
 Section 6.8     Indemnification, Directors' and Officers' Insurance...............  67
 Section 6.9     Intercompany Agreements...........................................  68
 Section 6.10    Acquisition Proposals.............................................  69
ARTICLE VII      CONDITIONS........................................................  71
 Section 7.1     Conditions to Each Party's Obligation to Effect the Merger........  71
 Section 7.2     Conditions to Obligation of Allied to Effect the Merger...........  72
 Section 7.3     Conditions to Obligation of Nationwide to Effect the Merger.......  72
ARTICLE VIII     TERMINATION.......................................................  73
 Section 8.1     Termination.......................................................  73
 Section 8.2     Effect of Termination.............................................  75
ARTICLE IX       MISCELLANEOUS.....................................................  76
 Section 9.1     Survival of Representations and Warranties........................  76
 Section 9.2     Fees and Expenses.................................................  76
 Section 9.3     Notices...........................................................  76
 Section 9.4     Amendments........................................................  77

 Section 9.5     No Waiver.........................................................  77
 Section 9.6     Brokers...........................................................  78
 Section 9.7     Publicity.........................................................  78
 Section 9.8     Headings..........................................................  79
 Section 9.9     Nonassignability..................................................  79
 Section 9.10    Beneficiaries.....................................................  79
 Section 9.11    Duplicates; Counterparts..........................................  79
 Section 9.12    Governing Law; Jurisdiction.......................................  79
 Section 9.13    Entire Agreement..................................................  80
 Section 9.14    Severability......................................................  80
 Section 9.15    Specific Performance..............................................  80
 Section 9.16    Survival of Certain Covenants.....................................  81
 Section 9.17    Counting..........................................................  81
ARTICLE X        DEFINITIONS.......................................................  81
 Section 10.1    Definitions.......................................................  81

                                    EXHIBITS

Exhibit A    Conditions of the Offer

Exhibit B    Nationwide Life Acquisition Corporation, Articles of
               Incorporation and Code of By-laws

Exhibit C    Shareholder Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 3, 1998 by and among NATIONWIDE MUTUAL INSURANCE COMPANY, an Ohio mutual insurance company ("Nationwide"), NATIONWIDE LIFE ACQUISITION CORPORATION, an Ohio corporation and a wholly-owned subsidiary of Nationwide ("Sub") and ALLIED LIFE FINANCIAL CORPORATION, an Iowa corporation ("Allied") (hereinafter sometimes collectively referred to as (the "parties").

     WHEREAS, Nationwide and Sub propose to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all outstanding shares of common stock, no par value, of Allied (the "Common Shares"), at a purchase price of $30.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of Allied has adopted resolutions approving the Offer and recommending that holders of Common Shares accept the Offer;

     WHEREAS, the merger of Sub with Allied (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Common Share, other than Common Shares owned directly or indirectly by Nationwide and, if applicable, Dissenting Shares (as defined in Section 2.9), will be converted into the right to receive in cash the Offer Price, has been authorized by all necessary corporate action on behalf of Nationwide and Sub and has been adopted by the Board of Directors of Allied;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Nationwide to enter into this Agreement, Nationwide, Sub and Allied Mutual Insurance Company ("Allied Mutual") are entering into a Shareholder Agreement (the "Shareholder Agreement"), attached hereto as Exhibit C, pursuant to which Allied Mutual has, among other things, agreed (1) to sell all of its Common Shares to Sub at the

Offer Price, upon the terms and subject to the conditions set forth in the Shareholder Agreement, and (2) to sell to Sub all of the outstanding shares of 6.75% Series Preferred Stock (the "Preferred Shares") owned by Allied Mutual;

     WHEREAS, Nationwide, Sub and Allied desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Nationwide, Sub and Allied hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER
     Section 1.1  The Offer.
                  ---------
     (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five (5) Business Days after the public announcement by Nationwide and Allied of this Agreement, Nationwide and Sub shall commence the Offer. The obligation of Sub to, and of Nationwide to cause Sub to, complete the Offer and accept for payment, and pay for, any Common Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the Offer to Purchase (any of which may be waived in whole or in part by Sub in its reasonable discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of Allied) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of Allied, Sub shall not (i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the conditions to the Offer described in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Common Shares. Notwithstanding the foregoing, Sub may, without the consent of Allied,

(i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Nationwide shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Nationwide and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which contained an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer has been made, together with any supplements or amendments thereto, the "Offer Documents"). Nationwide and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to Allied's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Nationwide or Sub with respect to information supplied by Allied or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Nationwide, Sub and Allied agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Nationwide and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer

Documents as so corrected to be disseminated to Allied's shareholders, in each case as and to the extent required by applicable federal securities laws. Subsequent to the execution of this agreement, Allied and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of Allied. Nationwide and Sub agree to provide Allied and its counsel any comments Nationwide, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Nationwide shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Common Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Section 1.2  Allied Actions.
                  --------------
     (a) Allied hereby approves of and consents to the Offer and represents that the Board of Directors of Allied, at a meeting duly called and held, duly and unanimously adopted resolutions adopting this Agreement, approving the Offer and the Merger (and effecting the other actions referred to herein), determining that the terms of the Offer and the Merger are fair to, and in the best interests of, Allied's shareholders, recommending that Allied's shareholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Common Shares by Sub pursuant to the Offer and the other transactions contemplated by this Agreement. Allied has been advised by each of its directors and executive officers that each such person intends to tender all Common Shares owned by such person pursuant to the Offer.

     (b) On the date the Offer Documents are filed with the SEC, Allied shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the shareholders of Allied. Allied agrees that the Schedule 14D-9 shall comply (and, as amended from time to time, shall comply) as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to Allied's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Allied with respect to information supplied by Nationwide or Sub specifically for inclusion in the Schedule 14D-9. Each of Allied, Nationwide and Sub agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Allied further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to Allied's shareholders, in each case as and to the extent required by applicable federal securities laws. Nationwide and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of Allied. Allied agrees to provide Nationwide and its counsel any comments Allied or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer and the Merger and simultaneously with the execution of this Agreement, Allied shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in Allied's possession or control regarding the beneficial owners of Common Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Nationwide may reasonably request in communicating the Offer and any and all amendment thereto to Allied's shareholders. Allied further agrees that copies of any and all amendments to the Schedule 14D-9 shall be disseminated to Allied's shareholders by

Nationwide and Sub. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Nationwide and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to Allied all copies and any extracts or summaries from such information then in their possession or control.

     Section 1.3  Directors.  Promptly upon the acceptance for payment of
                  ---------
Common Shares by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of (i) Allied as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and Allied shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors and (ii) each Subsidiary of Allied and each committee of the Board of Directors of Allied and each such Subsidiary as will give Sub a majority of such directors or committee, and Allied shall, at such time, cause Sub's designees to be so elected. In the event that Sub's designees are elected to the Board of Directors of Allied, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of Allied or directors of Allied Mutual (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of Allied or any of its subsidiaries, or officers or affiliates of Nationwide or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

     Subject to applicable law, Allied shall take all action requested by Nationwide necessary to effect any such election, including mailing to its stockholders the Information

Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Allied agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to Allied on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, Allied will promptly, at the option of Nationwide, either increase the size of Allied's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to Allied's Board of Directors as provided above.

     Following the election or appointment of the Sub's designees pursuant to this Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by Allied to (i) amend or terminate this Agreement by Allied, (ii) exercise or waive any of Allied's rights or remedies under this Agreement or (iii) extend the time for performance of Nationwide's and Sub's respective obligations under this Agreement.

                                 ARTICLE II
                                 THE MERGER

     Section 2.1  The Merger.  Upon the terms of this Agreement and subject to
                  ----------
the satisfaction of the conditions set forth herein, at the Effective Time Sub shall be merged with and into Allied in accordance with the applicable provisions of the Laws of the States of Ohio and Iowa and the separate corporate existence of Sub shall thereupon cease, and Allied, which shall be the surviving company (hereinafter sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the Laws of the State of Iowa under the name "Allied Life Financial Corporation." From and after the Effective Time, the Surviving Corporation shall possess all the Assets and other rights, privileges, immunities, powers and purposes of each of Sub and Allied and shall be liable for all of the Liabilities of Sub and Allied, all to the full extent provided in Section 1701.82 of the Ohio Insurance Law and Section 490.1106 of the Iowa Corporation Law.

     Section 2.2  Closing.  Unless this Agreement shall have been terminated
                  -------
and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Holleb & Coff, 55 E. Monroe Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3  Effective Time.  As soon as is practicable following the
                  --------------
execution of this Agreement, the parties shall cause this Agreement to be provided to the Ohio Superintendent in accordance with, and in such form as required by, Section 3941.38(A) of the Ohio Insurance Law and the regulations promulgated thereunder, and to the Iowa Commissioner in accordance with Section 521A.3 of the Iowa Insurance Law and the regulations promulgated thereunder and the Iowa Attorney General in accordance with Section 521.12 of the Iowa Insurance Law, in each case together with all other documents as may be required by applicable Law. Subject to the conditions set forth in Article VII of this Agreement, the Merger shall become effective (the "Effective Time") upon the last to occur of (a) the filing of the Certificate of Merger with the Ohio Secretary of State, (b) the filing of the Articles of Merger with the Iowa Commissioner and recording in the offices of the registers of deeds of the counties in the State of Iowa in which the principal offices of Nationwide and Allied are located and in the county in the State of Iowa in which the Surviving Corporation will have its principal office in such state, and (c) such later time as the parties designate in such filings; provided, however, the Effective
                                               --------  -------
Time shall not be more than one year from the date of any required insurance regulatory approval of the Merger. Upon the terms and subject to the conditions of this Agreement, the parties hereto will use all reasonable efforts to assure that the filings contemplated hereby are made, and the Effective Time occurs, as soon as is practicable.

     Section 2.4  Articles of Incorporation and By-Laws of the Surviving
                  ------------------------------------------------------
Corporation.  Following the Effective Time, the Articles of Incorporation of
-----------
Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law. The Amended and Restated Code of By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the Amended and Restated By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law. A copy of Sub's Articles of Incorporation and Code of By-Laws are attached hereto as Exhibit B.

     Section 2.5  Board of Directors and Officers.  The directors of Sub
                  -------------------------------
immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Code of By-Laws of the Surviving Corporation, until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal. The officers of Allied immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and immediately following the Effective Time, each of such officers to hold their respective offices, subject to the applicable provisions of the Articles of Incorporation and Code of By-Laws of the Surviving Corporation, until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal.

     Section 2.6  Effect of Merger on Sub Capital Stock.  Each share of
                  -------------------------------------
capital stock of Sub issued and outstanding immediately prior to the Effective Time shall, without further action by Sub or Nationwide, be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     Section 2.7  Conversion of Allied Stock.
                  --------------------------
     (a) Outstanding Common Stock.  Subject to the other provisions of this
         ------------------------
Section 2.7, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by Allied and Dissenting Shares (as defined in Section 2.9 below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $30.00 per Common Share, net to the shareholder in cash, without interest thereon (the "Merger Consideration").

     (b) Preferred Stock.  Subject to the other provisions of this Section 2.7,
         ---------------
each Series A ESOP Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by Allied) shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed converted into the right to receive Common Shares in accordance with the procedures set forth in Section 8(b) of the Certificate of Designations, Series A ESOP Convertible Preferred Stock of Allied.

     (c) Treasury Shares.  Each Common Share and Series A ESOP Preferred Share
         ---------------
issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by Allied immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Allied, be cancelled and retired and cease to exist, without any conversion thereof.

     Section 2.8  Exchange of Certificates and Related Matters.
                  --------------------------------------------
     (a) Paying Agent.  As of the Effective Time, Nationwide shall deposit with
         ------------
a bank selected by Nationwide and reasonably acceptable to Allied (the "Paying Agent"), for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the aggregate Merger Consideration (such amount being sometimes hereinafter referred to as the "Payment Fund").

     (b) Exchange Procedure.  Upon surrender to the Paying Agent of a
         ------------------
certificate representing Common Shares for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the number of Common Shares previously represented by such Certificate shall have been converted pursuant to
Section 2.7(a) or (b). The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Shares surrendered in exchange therefor is registered on the record books of Allied, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of Allied or its transfer agent of any Certificate representing Common Shares and if any such Certificate is presented to Allied for transfer, it shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.8(b), each Certificate representing Common Shares (other than a Certificate representing Common Shares to be cancelled in accordance with Section 2.7), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

     (c) Letter of Transmittal.  Promptly after the Effective Time (but in no
         ---------------------
event more than five (5) Business Days thereafter), Nationwide shall require the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 2.7, a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title shall pass, only upon proper delivery of Certificates representing Common Shares to the Paying Agent and shall be in such form and have such provisions as Nationwide reasonably may specify) and instructions for use in surrendering such Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.7.

     (d) No Further Ownership Rights in Shares.  The Merger Consideration paid
         -------------------------------------
upon the surrender for exchange of Certificates representing Common Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by Allied on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

     (e) Termination of Payment Fund.  Any portion of the Payment Fund which
         ---------------------------
remains undistributed to the holders of the Certificates representing Common Shares for 120 days after the Effective Time shall be delivered to Nationwide, upon demand, and any holders of Common Shares who have not theretofore complied with this Article II shall thereafter look only to Nationwide and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration with respect to their Common Shares.

     (f) No Liability.  None of Nationwide, Sub, the Surviving Corporation or
         ------------
the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Common Shares or Preferred Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger

Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

     Section 2.9  Dissenting Shares.  Notwithstanding anything in this
                  -----------------
Agreement to the contrary, the Common Shares or Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares or Preferred Shares in accordance with Sections 490.1301 through 490.1331 of the Iowa Corporation Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such shareholders shall be entitled to receive payment of the appraised value of such Common Shares or Preferred Shares held by them in accordance with the Iowa Corporation Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares or Preferred Shares held by them under the Iowa Corporation Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.8(b), of the Certificate or Certificates that formerly evidenced such Common Shares or Preferred Shares. Allied shall give Nationwide prompt notice of any demands of appraisal received by Allied, withdrawals of such demands, and any other instruments served pursuant to Iowa Corporation Law and received by Allied, and Nationwide shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Allied shall not, except with the prior written consent of Nationwide, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

     Section 2.10  Adjustments to Prevent Dilution.    In the event that Allied
                   -------------------------------
changes the number of Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted.

     Section 2.11  Options.    Allied has taken all necessary action so that,
                   -------
effective as of the Effective Time, (i) cause each outstanding employee or director stock option (the "Options") to purchase Common Shares granted under the Allied Life Financial Corporation Executive Stock Option Plan and the Allied Life Financial Corporation Long-Term Management Incentive Plan (the "Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested, (ii) cause each Option that is then outstanding to be cancelled and (iii) in consideration of such cancellation cause Allied (or, at Nationwide's option, Sub) to pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). Allied represents and warrants that it will use all commercially reasonable efforts to ensure that (a) no consent of any holder of an Option is required to effect the transactions contemplated by this Section 2.11 and (b) following the Effective Time, no Option or any other option, warrant or right will give any person any right to acquire any securities of the Surviving Corporation.

                                  ARTICLE III
                             ADDITIONAL AGREEMENTS

     Section 3.1  Preparation of Proxy Statement; Information Supplied.
                  ----------------------------------------------------
     (a) Proxy Statement.  As soon as practicable following the purchase of the
         ---------------
Common Shares pursuant to the Offer, Allied shall prepare and file with the SEC the Proxy Statement (as defined below), if required. Allied will use its reasonable best efforts to cause the Proxy Statement to be mailed to Allied's shareholders as promptly as practicable.

     (b) Allied Information.  Allied agrees that none of the information
         ------------------
supplied or to be supplied by Allied specifically for inclusion in the Proxy Statement will, at the date it is first mailed to Allied's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     (c) Nationwide Information.  Nationwide agrees that none of the information
         ----------------------
supplied or to be supplied by Nationwide specifically for inclusion in the Proxy Statement will, at the date it is first mailed to Allied's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.2  Meeting of Shareholders.  If necessary, Allied will take all
                  -----------------------
action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its shareholders (the "Shareholders Meeting") to consider and vote upon the approval of this Agreement and the Merger. Subject to Section 6.10 hereof, Allied will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger. Without limiting the generality of the foregoing, Allied agrees that, subject to its right to terminate this Agreement pursuant to Section 8.1, its obligations pursuant to the first sentence of this Section 3.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Allied of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of Allied of its approval or recommendation of this Agreement or the Merger. Allied will use its reasonable best efforts to hold the Shareholders Meeting as soon as practicable after the date hereof.

     Section 3.3  Filings; Other Action.    As promptly as practicable, (i)
                  ---------------------
Allied, Nationwide and Sub shall make all filings and submissions under the HSR Act, (ii) Nationwide shall make all filings required by the insurance regulatory authorities in Iowa and Ohio and deliver notices and consents to jurisdiction to such state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, and
(iii) Allied and Nationwide shall cooperate in all reasonable respects with each other in (A) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings, giving all such notices, and timely seeking all such consents, approvals, permits, notices or authorizations as required by applicable law. In connection with the foregoing, Allied will provide Nationwide, and Nationwide will provide Allied, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Nationwide and Allied acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Nationwide and Allied agree to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ALLIED

     Allied represents and warrants to Nationwide and Sub as follows:

     Section 4.1  Organization and Qualification.
                  ------------------------------

     (a) Allied is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa and has full corporate power, authority and legal right to conduct its Business as it is currently being conducted. Allied is duly qualified to do business, and is in good standing, in the jurisdictions where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Allied Subsidiaries is listed in the Allied Disclosure Schedule.

     (b) Each Allied Insurer is listed in the Allied Disclosure Schedule. Each Allied Insurer (i) possesses an Insurance License in each jurisdiction in which such Allied Insurer is required to possess an Insurance License and (ii) is duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Allied SAP Statements for 1997. All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance, are listed and described in the Allied Disclosure Schedule and are in full force and effect without amendment, limitation or restriction, other than as described in the Allied Disclosure Schedule, and neither Allied nor any Allied Insurer has Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

     (c) Copies of the articles of incorporation and by-laws of Allied have heretofore been delivered to Nationwide and copies of the articles of incorporation and by-laws (or other constitutive documents) of each of the Allied Subsidiaries have heretofore been delivered to Nationwide, and such copies are accurate and complete as of the date hereof.

Allied does not have any other constitutive documents, other than its articles of incorporation and by-laws.

     (d) Except for the Allied Subsidiaries, Allied does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Allied.

     Section 4.2  Capitalization of Allied.  The authorized capital stock of
                  ------------------------
Allied consists of 25,000,000 Common Shares and 7,500,000 Preferred Shares. At the close of business on June 2, 1998 (i) 4,420,974 Common Shares were issued and outstanding; (ii) no Common Shares were held as treasury stock; (iii) no Common Shares were held by Allied Subsidiaries; (iv) 193,686 Common Shares were reserved for issuance upon the exercise of issued options to purchase Common Shares; and (v) 2,330,772 6.75% Series Preferred Shares were issued and outstanding and 104,726 Series A ESOP Preferred Shares were issued and outstanding. All outstanding shares of capital stock of Allied are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Allied having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Allied may vote are issued or outstanding. The Allied Disclosure Schedule sets forth the following information with respect to each Employee Option and Restricted Stock award which has been forfeited by an eligible employee: (x) the name of the recipient, (y) the number of Common Shares subject to such Employee Option and Restricted Stock award, and (z) the applicable exercise price for each Employee Option. Except as set forth above or in the Allied Disclosure Schedule, Allied does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates Allied to issue, sell or transfer, repurchase, redeem or otherwise issue, acquire or vote any shares of capital stock of Allied, or which restricts the transfer of Common Shares.

     Section 4.3  Subsidiaries.
                  ------------

     (a) The Allied Disclosure Schedule sets forth the name of each Subsidiary and the state or jurisdiction of its incorporation and indicates which Allied Subsidiaries are insurance companies. Each Allied Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its Business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. Each Allied Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the Allied Disclosure Schedule, each of the Allied Subsidiaries that is an insurance company is (a) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (b) duly licensed or authorized as an insurance company and in good standing in each other jurisdiction where it is required to be so licensed or authorized as set forth in Schedule T to the most recent Annual Statement. The Allied subsidiaries (other than the Allied Subsidiaries), if considered as a whole, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X adopted pursuant to the regulations promulgated by the SEC.

     (b) The Allied Disclosure Schedule sets forth, as to each Allied Subsidiary, its authorized capital stock and the number of its issued and outstanding shares of capital stock. Allied is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Allied Subsidiaries, and no capital stock of any Allied Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Allied or any Allied Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Allied Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Allied are validly issued, fully paid and nonassessable and are owned by it or by another wholly-owned Allied Subsidiary thereof free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

     Section 4.4  Authority Relative to this Agreement.
                  ------------------------------------

     (a) Allied has full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Allied. Except for any required approval of this Agreement by the shareholders of Allied, no other corporate proceedings on the part of Allied are necessary to authorize this Agreement and the transactions contemplated hereby. The affirmative vote of at least the majority of the votes entitled to be cast by shareholders of Allied present or represented by properly executed proxy at the meeting called pursuant to Section 3.2 hereof, if required, is the only vote of shareholders of Allied necessary to approve this Agreement and the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed and delivered by Allied and (assuming this Agreement is a legal, valid and binding obligation of Nationwide) constitutes a legal, valid and binding agreement of Allied enforceable against Allied in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Based upon the recommendation of the Coordinating Committee of the Board of Directors of Allied (the "Special Committee") appointed by the Board of Directors of Allied in connection with the Merger, the Board of Directors of Allied (i) has declared that this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby are, as of the date hereof, advisable and in the best interests of Allied, (ii) has authorized, approved and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, and (iii) has received the opinion of the Special Committee's financial advisor, Fox-Pitt, Kelton Inc., to the effect that the consideration to be received by the shareholders in the Offer and Merger, taken together, is fair to such shareholders from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Special Committee and Allied's Board of Directors and may not be relied on by Nationwide.

     Section 4.5  No Violation; Governmental Filings.
                  ----------------------------------

     (a) Except as set forth in the Allied Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach or violation of or default under the articles of incorporation or the by-laws (or similar organizational documents) of Allied or of any of the Allied Subsidiaries, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of Allied or of any of the Allied Subsidiaries under any of the terms, conditions or provisions of any Contract to which Allied or any such Allied Subsidiary is a party or to which it or any of its Assets may be subject or
(iii) constitute a breach or violation of or default under any Environmental Permit, Law or License to which Allied or any of the Allied Subsidiaries is subject, other than, in the case of clauses (ii) and (iii), events or other matters that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     (b) Except for (i) the Governmental Approvals set forth in the Allied Disclosure Schedule, (ii) the filing of this Agreement with and the approval of such by the Iowa Commissioner and Iowa Attorney General under the Iowa Insurance Law and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required under the Laws of other jurisdictions listed in the Allied Disclosure Schedule, (iii) the approval of this Agreement by the Members of Allied, if required by the Iowa Commissioner, as contemplated by Section 3.2 hereof, (iv) the filings required under the HSR Act and the expiration or other termination of any waiting period applicable to the Merger under such act, (v) the filings pursuant to Section 2.3 hereof, (vi) the filing of appropriate documents with and such consents as may be required under the Investment Company Act and the Investment Advisors Act,
(vii) the filing with the SEC of (x) a proxy statement relating to the approval by the shareholders of Allied of the Merger (the "Proxy Statement"), and (y) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (viii) the filing of the certificate of merger with the Iowa Secretary of State and appropriate documents with the relevant authorities of other states in which Allied is qualified to do business and (ix) any consent or filing that is disclosed in the Allied Disclosure Schedule or that would not otherwise be required to be disclosed pursuant to Section 4.5(a) hereof, no consent, approval, permit, notice, Order or authorization of, or registration, application, declaration or filing with (each a "Consent or Filing") any Person is required with respect to Allied or any Allied Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

     Section 4.6  SAP Statements.  Allied has previously delivered to
                  --------------
Nationwide true and complete copies of the following:

     (a) the Annual Statements for each Allied Insurer as of and for the years ended December 31, 1995, 1996 and 1997;

     (b) the Quarterly Statements for each Allied Insurer as of and for the calendar quarter ended March 31, 1998;

     (c) any supplemental or separate statutory annual statements or quarterly statements for each Allied Insurer for any of the periods ended December 31, 1995, 1996 or 1997 or March 31, 1998, that are filed with any insurance Governmental Entity and that differ from the Annual Statements or the Quarterly Statements described in Section 4.6(a) or (b) hereto; and

     (d) the audited SAP balance sheets of each Allied Insurer as of December 31, 1995, 1996 and 1997 and the related audited summary of operations and statements of change in capital and surplus and cash flow of such Allied Insurer for each such years, together with the notes related thereto and the reports thereon of KPMG Peat Marwick, LLP (collectively with the items described in Section 4.6(a), (b) and (c), the "Allied SAP Statements").

     Since December 31, 1997, each Allied Insurer has filed all SAP Statements required to be filed with or submitted to the appropriate regulatory authorities, except for such filings or submissions, the failure to so file or submit is not individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     Each Allied SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such Allied SAP Statement, of which Allied has Knowledge, have been cured or corrected. Each Allied SAP Statement

(and the notes related thereto) referred to in Section 4.6(a), (b), and (d) hereof was prepared (and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with SAP and presents (and, as to SAP Statements filed after the date of this Agreement, will present) fairly the financial position of the respective Allied Insurers as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flow of the respective Allied Insurers for the respective periods covered thereby. To the Knowledge of Allied, each Allied SAP Statement (including the notes related thereto) referred to in Section 4.6(c) hereof was prepared (or, in the case of similar SAP Statements filed after the date of this Agreement, will be prepared) in accordance with the statutory accounting practices required by the insurance Governmental Entity in the jurisdiction in which such statement was (or will be) filed.

     Section 4.7  GAAP Statements.  Except as set forth in the Allied
                  ---------------
Disclosure Schedule, Allied has previously delivered to Nationwide true and complete copies of the (i) audited GAAP Financial Statements for each of the Allied Subsidiaries, other than Allied Insurers, for the years ended December 31, 1995, 1996 and 1997 and (ii) unaudited GAAP Financial Statements for each of the Allied Subsidiaries, other than Allied Insurers, for the three months ended March 31, 1998 (collectively, the "Allied GAAP Financial Statements"). Each Allied GAAP Financial Statement was prepared in accordance with GAAP (except, in the case of such unaudited GAAP Financial Statements, for the absence of notes) and presents fairly the financial position of the Allied Subsidiaries as to which such Allied GAAP Financial Statements have been provided as of the respective dates thereof and the related results of operations and cash flow and shareholders' interest of such Allied Subsidiaries for the respective periods covered thereby.

     Section 4.8  Reserves.  The aggregate actuarial reserves and other
                  --------
actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of each Allied Insurer as established or reflected in its December 31, 1997 Annual Statement or in the March 31, 1998 Quarterly Statement, (the "Allied 1998 Quarterly Statement") of such

Allied Insurer: (a)(i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles and (iii) were based on actuarial assumptions that are in accordance with or more conservative than those specified in the related Insurance Contracts; (b) met the requirements of the insurance Laws of such Allied Insurer's state of domicile and all other applicable jurisdictions;
(c) included provision for all actuarial reserves and related statement items which ought to be established and (d) were, in the reasonable judgment of Allied, adequate at such date (under generally accepted actuarial standards consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured Liabilities of such Allied Insurer under all outstanding Insurance Contracts pursuant to which such Allied Insurer has any Liability. To the Knowledge of Allied, the actuarial opinion delivered to its Board of Directors with respect to the 1997 Annual Statement exhibits 8, 9, 10 and 11 of Allied is true, complete and accurate in all material respects. Each of the Allied Insurers owns Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts.

     Section 4.9  SEC Documents.  Allied has timely filed all required
                  -------------
reports, schedules, forms, statements and other documents with the SEC since January, 1998 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Allied included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Allied and its consolidated Allied Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments) in accordance with GAAP.

     Section 4.10  Absence of Certain Changes or Events.  Except as set forth
                   ------------------------------------
in the Allied Disclosure Schedule, since December 31, 1997, each of Allied and the Allied Subsidiaries has conducted its Business only in the ordinary course of business, consistent with past practice, and there has not occurred (i) a Material Adverse Effect, or any event or events which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect; (ii) except as required by GAAP or SAP, any material change by Allied in accounting principles, practices or methods; (iii) any material addition, or any development involving a prospective material addition, to Allied's consolidated reserves for future policy benefits or other policy claims and benefits other than as a result of ordinary sales activities or otherwise in the ordinary course of business; or (iv) except as required by GAAP or SAP, any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Allied. Except as set forth in the Allied Disclosure Schedule, since December 31, 1997, there has not been any increase in the compensation payable or that could become payable by Allied or any of the Allied Subsidiaries to officers or key employees or any amendment of any of the compensation and benefit plans other than increases or amendments in the ordinary course.

     Section 4.11  No Undisclosed Liabilities.  Except as disclosed in the
                   --------------------------
Financial Statements delivered to Nationwide pursuant to Sections 4.6 and 4.7 hereof or as set forth in the Allied Disclosure Schedule, neither Allied nor any of the Allied Subsidiaries has any Liabilities, other than Liabilities arising since the date of the applicable Financial

Statement in the ordinary course of business and consistent with past practice that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

     Section 4.12  Takeover Statutes.  Allied has taken or will take all
                   -----------------
actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, section 490.1110 of the Iowa Corporation Law) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of Allied is, or at the Effective Time will be, applicable to Allied, Nationwide, the Common Shares, the Offer, the Merger or any other transactions contemplated by this Agreement.

     Section 4.13  Compliance with Law.
                   -------------------

     (a) Except as set forth in the Allied Disclosure Schedule, neither Allied nor any Allied Subsidiary is in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to it or any of its Assets, the violation of which is, individually or in the aggregate with all other such violations, reasonably likely to have a Material Adverse Effect. Allied has delivered to Nationwide all reports (including, but not limited to, draft reports) of examinations of the affairs of each Allied Insurer (including, but not limited to, market conduct examinations) issued by insurance Governmental Entities for any period ending on a date on or after January 1, 1992; except as set forth in the Allied Disclosure Schedule, all deficiencies or violations in such reports for any prior period have been resolved. Except as set forth in the Allied Disclosure Schedule, all outstanding Insurance Contracts issued or assumed by any Allied Insurer are, to the extent required by Law, on forms and at rates approved by the insurance regulatory authorities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the periods provided for objection.

     (b) Except as set forth in the Allied Disclosure Schedule, neither Allied nor any Allied Subsidiary is a party to any Contract with or other undertaking to, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which
(i) currently materially adversely affects or is reasonably likely to have a Material Adverse Effect, or (ii) has been received since January 1, 1993 and relates to its reserve adequacy or its marketing, sales, trade or underwriting practices or policies, nor, to the Knowledge of Allied or of any of the Allied Subsidiaries, has Allied or any of the Allied Subsidiaries been notified in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter or other written communication.

     (c) Allied has implemented procedures and programs which are reasonably designed to provide assurance that each of Allied, the Allied Insurers and their respective agents and employees are in compliance in all material respects with all applicable Laws, including, but not limited to, advertising, licensing and sales Laws. Allied has previously provided Nationwide with a true, complete and correct copy of Allied's compliance program and procedures and, except as previously disclosed to Nationwide, Allied has no Knowledge of any noncompliance therewith in any material respect.

     (d) Allied, each Allied Subsidiary and each other Affiliate of Allied which is required, and each of their officers, independent contractors, subagents, consultants and employees who are required by reason of the nature of their employment by Allied, an Allied Subsidiary or such Affiliate, to be registered or appointed as an investment advisor, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent or insurance producer, commodity trading adviser, commodity pool operator or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or other Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect, except where the failure to be registered or to have such registration in full force and effect is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as set forth in the Allied Disclosure Schedule, to the Knowledge of Allied, none of Allied or any of such other Persons has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any material violation of applicable Law in connection with such Person's actions in any of the foregoing capacities or, to the Knowledge of Allied, any enforcement or disciplinary proceeding alleging any such violation since January 1, 1993. Allied and each Allied Subsidiary which is a broker/dealer Subsidiary have filed all forms, reports, statements and other documents required by Law to be filed by them with the SEC, all other reports (periodic or otherwise) and registration statements, including, without limitation, reports in connection with sales of variable annuity or variable life contracts, and all amendments and supplements to all such reports and registration statements, and all such forms, reports, statements and other documents did not at the time they were filed (at the time they became effective and so long as they remain effective in case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.14  Assets.
                   ------

     (a) Except as set forth in the Allied Disclosure Schedule and except for Assets disposed of since March 31, 1998 in the ordinary course of business and consistent with past practice: (i) each of Allied and the Allied Subsidiaries has good title to all Assets that are disclosed or otherwise reflected in its March 31, 1998 Quarterly Statement or unaudited GAAP Financial Statements for the three months ended March 31, 1998, as the case may be, and all Assets acquired thereafter, and all such Assets are owned by such Persons, free and clear of all Liens, other than Permitted Liens, and the bonds, notes, debentures and other evidences of indebtedness that constitute Investment Assets, disclosed or otherwise reflected in its March 31, 1998 Quarterly Statement or unaudited GAAP Financial Statements for the three months ended March 31, 1998, as the case may be, or acquired thereafter, are, to the Knowledge of each of Allied and the Allied Subsidiaries, as of the date of this Agreement, in all material respects collectible in accordance with the terms of the Investment Assets and the documents relating thereto; (ii)(A) Allied and each Allied Subsidiary owns good and indefeasible, marketable fee simple title to, or has a valid leasehold interest in, all real property used in the conduct of its Business or of a type which would be required to be specifically disclosed by an Allied Insurer in Schedule A of its Annual Statement, free and clear of all Liens, other than Permitted Liens; (B) in the aggregate all real property, other than unimproved land, is, in all material respects, in working condition, without need for repair and suitable for its current uses; (C) no improvement on any such real property owned or leased by Allied or any Allied Subsidiary encroaches upon any real property of another Person without an appurtenant easement or other legal right allowing such encroachment, nor encroaches over any applicable set back lines without the benefit of non-conforming use status, a variance or adequate insurance insuring against any Liability due to the attempted enforceability of the Law creating such set back line, the result of which encroachments, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect; and (D) Allied and each Allied Subsidiary owns, leases or, in all material respects, has the valid right to use adequate means of ingress and egress to, from and over all such real property; (iii) Allied and each Allied Subsidiary owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all personal property that is material to the conduct of its Business, free and clear of all Liens other than Permitted Liens, and, in the aggregate, all such personal property is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and is, in all material respects, suitable and adequate for its current uses; and (iv) Allied and each Allied Subsidiary has the right to use free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other Liens, other than Permitted Liens and other than contractual agreements with respect to licensing and maintenance fees, all Intellectual Property that is material to the conduct of its Business, all of which (other than related documentation, manuals, training materials and policy forms), as of the date of this Agreement, is listed in the Allied Disclosure Schedule; and neither Allied nor any Allied Subsidiary is in material conflict with or violation or infringement of, nor has Allied or any Allied Subsidiary received any notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property, including, without limitation, the Intellectual Property listed in the Allied Disclosure Schedule.

     (b) No sales or brokerage commission or fee or other compensation is or will be payable in connection with any Allied Real Property as a result of the consummation of the transactions contemplated hereby.

     Section 4.15  Environmental Matters.
                   ---------------------

     (a) Except as set forth in the Allied Disclosure Schedule, each of Allied and the Allied Subsidiaries and, to the Knowledge of each of Allied and the Allied Subsidiaries, all Allied Real Property (including all owners or operators thereof) is in substantial compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits required under Environmental Laws and compliance with the material terms and conditions thereof, other than such Allied Real Property in respect of which the failure to comply with applicable Environmental Laws is not reasonably likely (i) to have a Material Adverse Effect or (ii) to result in costs of further investigation, clean-up and related oversight, fines, penalties and third party claims exceeding $250,000 in any individual case and $2,000,000 in the aggregate during the five-year period commencing on the date hereof. Except as set forth in the Allied Disclosure Schedule, neither Allied nor any Allied Subsidiary has received, nor do they have Knowledge of, any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, that alleges that Allied or any Allied Subsidiary or any Allied Real Property (including any owner or operator thereof) is not in such compliance, and, to the Knowledge of each of Allied and of the Allied Subsidiaries, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. Neither Allied nor any Allied Subsidiary has been notified by, nor do they have Knowledge of any notification by, any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the ordinary course of business consistent with past practice or in connection with the Merger.

     (b) Except as set forth in the Allied Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of each of Allied and of the Allied Subsidiaries, threatened against Allied, any Allied Subsidiary, any Allied Real Property (including any owner or operator thereof) or any Person whose Liability for any Environmental Claims Allied or any Allied Subsidiary has or may have retained or assumed either contractually or by operation of Law and there are no facts existing on the date hereof which are reasonably likely to result in any such Environmental Claim.

     (c) To the Knowledge of each of Allied and of the Allied Subsidiaries, there have been no releases, spills, leaks or discharges of Hazardous Substances at, from or to any Allied Real Property (other than those properties set forth in the Allied Disclosure Schedule) or any other property which required or is reasonably likely to require Allied or any Allied Subsidiary to undertake investigation, abatement, removal, remedial, corrective or other response action pursuant to applicable Environmental Laws. None of the Allied Real Property (i) is listed or proposed for listing on any list maintained by any Governmental Entity of sites that may require investigation, abatement, removal, remedial, corrective or other response action, including, but not limited to, the CERCLIS or the NPL, (ii) other than those properties set forth in the Allied Disclosure Schedule, is the subject of any investigation, abatement, removal, remedial, corrective or other response action, or (iii) is subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

     (d) Except as set forth in the Allied Disclosure Schedule, no Hazardous Substances were manufactured, generated, stored, treated, transported from or otherwise managed at any Allied Real Property, nor were Hazardous Substances from any Allied Real Property disposed of at any other property.

     (e) To the Knowledge of each of Allied and the Allied Subsidiaries, there are no conditions or circumstances concerning or related to the Business or operations of Allied or such Allied Subsidiaries or at any Allied Real Property, which are reasonably likely to pose a risk to the environment, natural resources or the health and safety of any Person.

     (f) Except as set forth in the Allied Disclosure Schedule, there is no Allied Real Property or formerly owned Allied Real Property that was, or is, subject to notification and/or disclosure requirements pursuant to state property transfer statutes.

     (g) Except as set forth in the Allied Disclosure Schedule, there are no underground storage tanks or surface impoundments that ever existed, or currently exist, upon, in or under any Allied Real Property.

     Section 4.16  Contracts.  The Allied Disclosure Schedule contains a true
                   ---------
and complete list of all the following Contracts (true and complete copies of all such written Contracts having been made available to Nationwide), currently in force, to which Allied or any Allied Subsidiary is a party or by which any Assets of Allied or any Allied Subsidiary are or may be bound, as such Contracts may have been amended to the date hereof:

     (a) all employment, consultation, retirement, termination, sign-on, buy-out or other Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of Allied or any Allied Subsidiary (including, but not limited to, loans or advances to any such Person or any Affiliate of such Person) providing for annual compensation of $100,000 or more or for compensation over the term of the Contract, and any renewal thereof, of $200,000 or more (including, but not limited to, base salary, bonus and incentive payments and other payments or fees, whether or not any portion thereof is deferred);

     (b) all Contracts (other than, with respect to Investment Assets, Contracts containing customary restrictions on the ability to own or operate competing real property in a specified geographic area) with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of Allied or any Allied Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from Allied or any Allied Subsidiary, which, in the case of any such Contract described in clauses (i) and (ii) is, individually or together with other such Contracts, reasonably likely to have a Material Adverse Effect;

     (c) all Contracts relating to the borrowing of money in excess of $1,000,000 by Allied or any Allied Subsidiary or the direct or indirect guarantee by Allied or any Allied Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $1,000,000 (other than indebtedness in respect of Investment Assets), or any other Liability of Allied or any Allied Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $1,000,000 (other than indebtedness in respect of Investment Assets), including, but not limited to, any Contract relating to or containing provisions with respect to (i) the maintenance of compensating balances that are not terminable by Allied or any Allied Subsidiary without penalty upon not more than ninety
(90) days' notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered or (iv) any obligation to satisfy any financial obligation or covenants, including, but not limited to, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

     (d) all Contracts (other than Insurance Contracts and other Contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by Allied or any Allied Subsidiary of any Person which is reasonably likely to result in a Liability to Allied or any of the Allied Subsidiaries of $1,000,000 or more;

     (e) all leases or subleases of real property used in the conduct of the Business of Allied or any Allied Subsidiary and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of Allied or any Allied Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $250,000;

     (f) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of Allied or any Allied Subsidiary other than in each case any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

     (g) all investment advisory Contracts with any investment company registered under the Investment Company Act or with any investment advisory client;

     (h) all Insurance Contracts which constitute Contracts for reinsurance, and any Contract pursuant to which any Allied Insurer receives or has received surplus relief including, with respect to each such Contract, the ceding and assuming Person, the business reinsured and the amount of the Liability reinsured;

     (i) all other Contracts (other than (i) Insurance Contracts, (ii) Contracts relating to Investment Assets entered into in the ordinary course of business, (iii) employment Contracts that are not otherwise required to be set forth in the Allied Disclosure Schedule, (iv) Contracts solely between members of the Allied Group and (v) other Contracts which are expressly excluded under any other subsection of this Section 4.14) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to Allied of $500,000 or more, or that are otherwise material to Allied and the Allied Subsidiaries taken as a whole;

     (j) list of all Contracts between any Allied Insurer and any Person involving agency Contracts and marketing relationships, which relationships have a value over $250,000 per year;

     (k) all Contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among any Allied Insurer and any Subsidiary or Affiliate of Allied (including, but not limited to, other Allied Insurers); and

     (l) all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of Allied or any Allied Subsidiary to an unrelated Person, other than those entered into in the ordinary course of business in connection with Investment Assets.

     The Allied Disclosure Schedule also contains a listing of all Third Party Administrators of Allied and the Allied Subsidiaries. All Contracts the terms of which provide that the Merger will give rise to a severance Liability for Allied, any Allied Subsidiary or the Surviving Corporation have previously been disclosed to Nationwide.

     Each of the Contracts listed in the Allied Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of each of Allied and the Allied Subsidiaries to the extent that it is a party thereto, and, to the Knowledge of Allied, of each other Person that is a party thereto. Except as set forth in the Allied Disclosure Schedule, neither Allied nor any Allied Subsidiary is, and, to the Knowledge of Allied, no other party to such Contract is, in material violation, breach or default of any such Contract or, with or without notice or lapse of time or both, would be in material violation, breach or default of any such Contract, except for any violation, breach or default which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. Except as set forth in the Allied Disclosure Schedule, to the knowledge of Allied, no such Contract contains any provision providing that any party thereto other than Allied or any Allied Subsidiary may terminate such Contract by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.17  Insurance Issued by Allied Insurers.  Except as set forth
                   -----------------------------------
in the Allied Disclosure Schedule:
     (a) All material contracts, arrangements, treaties and agreements to which any Allied Insurer is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all material contracts, arrangements, treaties and agreements under which any such Allied Insurer has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms. To the best Knowledge of any such Allied Insurer, no Allied Insurer is, and no other party thereto is, in material default of any provision thereof and no such material agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

     (b) Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by each Allied Insurer, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed. To the knowledge of each Allied Insurer, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable Laws and regulations;

     (c) Since December 31, 1997 no form of Insurance Contract written by any Allied Insurer has been amended in any material respect and, except with respect to new states and new products, no sales of Insurance Contracts using any new forms have been commenced other than changes to forms which are not, in the aggregate, material to any Allied Insurer;

     (d) Since January 1, 1994 all claims and benefits claimed by any Person under any Insurance Contract of any Allied Insurer have or will have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for any such claims or claim for benefits of less than $250,000 for which the affected Allied Insurer reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action;

     (e) Except as set forth in the SAP Statements referred to in Section 4.6, no provision in any policy in force gives policyholders the right to receive dividends or distributions on their policies (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue or profits of any Allied Insurer, provided that the practice in certain instances of making premium refunds based upon policyholder loss experience shall not violate the representation contained in this sentence. Except as paid in the ordinary course of business, no Allied Insurer is liable to pay commissions upon the renewal of any insurance policy nor is it a party to any agreement providing for the collection of insurance premiums payable to any Allied Insurer by any other Person;

     (f)  Reserved.

     (g) Allied has provided Nationwide with a copy of all investment policies and procedures for Allied and each Allied Insurer;

     (h) To the Knowledge of Allied: (i) all amounts recoverable under reinsurance, coinsurance or other similar Contracts to which any Allied Insurer is a party (including, but not limited to, amounts based on paid and unpaid Losses) are fully collectible, (ii) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for any Allied Insurer, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for any Allied Insurer, and (iii) no such insurance agent or broker violated (or with notice or lapse of time or both would have violated) any term or provision of any Law or Order applicable to any aspect (including, but not limited to, the marketing, writing, sale or production) of the Business of any Allied Insurer;

     (i) Neither Allied nor any Subsidiary of Allied is in violation of Law in which the potential liability exceeds $25,000 regarding the Insurance Contracts;

     (j) Except as set forth in the Allied Disclosure Schedule, no Allied Subsidiary is engaged is any activity that would require registration as an investment company, broker-dealer, investment advisor or fund administrator under any state or Federal Law, including the Exchange Act, the Investment Company Act and the Investment Advisers Act. Neither Allied nor any Allied Subsidiary maintains or manages any open-end management investment company or portfolio;

     (k) Neither Allied nor any Allied Subsidiary is engaged in the business of serving as a custodian or transfer agent;

     (l) To the Knowledge of Allied, no Rating Agency has imposed any conditions on retaining any rating assigned to Allied or any Allied Insurer or as of the date hereof is reviewing any such rating for a potential downgrade; and

     (m) Each Allied Insurer has duly and validly filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed; all such filings complied with all applicable Laws in all material respects when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied. All outstanding insurance policies, annuity contracts and assumption certificates issued by any Allied Insurer and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved, except where such premium rates would not have a Material Adverse Effect, and the premiums charged conform thereto, except where the failure to conform would not have a Material Adverse Effect; and

     (n) Except as set forth in the Allied Disclosure Schedule, and with respect to all insurance issued:

          (i) No outstanding insurance policy or annuity contract issued or assumed by any Allied Insurer entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of any Allied Insurer or any other individual, partnership, firm, corporation, association, trust, unincorporated organization, governmental authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act ;

          (ii) To Allied's and each of Allied Insurers Knowledge, no other party to any reinsurance, coinsurance or other similar agreement with any of the Allied Insurers is in default thereunder, except for such defaults that would not reasonably be expected to have a Material Adverse Effect; and

          (iii) The Insurance Contracts of each Allied Insurer meet all the applicable definitions of the Code and ERISA, and the regulations and rulings thereunder, necessary to qualify for the tax and other benefits intended and promised to contractholders, including, but not limited to, treatment as life insurance contracts or annuity contracts under Sections 7702 and 72 of the Code, respectively.

     Section 4.18  Cancellations.  Except as set forth in the Allied
                   -------------
Disclosure Schedule, since December 31, 1997 no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for one and one-half percent (1.5%) or more of the gross premium income of Allied for the year ended December 31, 1997, has terminated or substantially reduced, or threatened to terminate or substantially reduce, its relationship with any Allied Insurer. Except as set forth in the Allied Disclosure Schedule, to the Knowledge of Allied, since December 31, 1997, no policyholder or group of policyholders acting in concert has withdrawn or given notice of its intent to withdraw, or threatened to withdraw, funds under any Insurance Contract to which an Allied Insurer is a party in excess of one and one-half percent (1.5%) or more of the insurance reserves of Allied at December 31, 1997.

     Section 4.19  Operations Insurance.  The Allied Disclosure Schedule
                   --------------------
contains a true, complete and correct list of all liability, property, workers compensation, directors and officers liability, and other similar Insurance Contracts that insure the Business or properties of Allied or any Allied Subsidiary or affect or relate to the ownership, use, or operations of any Assets of Allied or any Allied Subsidiary and that have been issued to Allied or any Allied Subsidiary (including, but not limited to, the names and addresses of the insurers, the expiration dates thereof, any deductible amounts in respect thereof, and the annual premiums and payment terms thereof) and a description of all claims thereunder or, to the Knowledge of Allied or of any of the Allied Subsidiaries, any events which have occurred and may be covered thereunder, in either case in excess of $100,000 per incident since January 1, 1993 through the date hereof. All such insurance is in full force and effect and, to the Knowledge of Allied, is with financially sound and reputable insurers. To the Knowledge of Allied or any of the Allied Subsidiaries, all notices of reportable incidents with respect to such insurance occurring during the last five years have been given in writing to appropriate carriers on a basis sufficiently timely to preserve the right of recovery of such insurance. Except as set forth in the Allied Disclosure Schedule, to the Knowledge of Allied or of any of the Allied Subsidiaries, no party to any Insurance Contract has stated an intent or threatened to terminate or materially increase the premium in respect of any such Insurance Contract.

     Section 4.20  Taxes and Tax Returns.  Except as set forth in the Allied
                   ---------------------
Disclosure Schedule:
     (a) All Tax Returns required under applicable Law to be filed with or provided to any Person by Allied or any Allied Subsidiary have been (and, as to Tax Returns not filed as of the date hereof, will be) timely filed or provided in the manner prescribed by Law and such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct, and all taxes shown due on such Tax Returns have been timely paid, together with any interest and penalties then due;

     (b) Allied and each Allied Subsidiary have within the time and in the manner prescribed by Law paid (and until the Effective Time will pay within the time and in the manner prescribed by Law) all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken. No claim has ever been made by an authority in a jurisdiction where Allied or any Allied Subsidiary does not file Tax Returns that such Person may be subject to Taxation by that jurisdiction;

     (c) Allied and each Allied Subsidiary have established (and until the Effective Time will maintain) on their books and records (i) reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or threatened against Allied or any Allied Subsidiary and (ii) reserves for deferred Taxes, in each case, in accordance with GAAP. No differences exist between the amounts of the book basis and the Tax basis of any Assets (net of liabilities) of Allied or any Allied Subsidiary that are not accounted for by an accrual on the books for federal income Tax purposes;

     (d) There are no Tax Liens upon the Assets of Allied or any Allied Subsidiary except Liens for Taxes not yet due;

     (e) Allied and each Allied Subsidiary have materially complied (and until the Effective Time will materially comply) with all applicable Laws relating to information reporting or to the withholding of Taxes (including, but not limited to, information reporting and withholding of Taxes pursuant to Sections 1441, 1442, 3402, 3405, 3406, 6041, 6041A, 6042 6047, 6049, 6051 and 6052 of the Code
or similar provisions under any state, local or foreign Laws) and have, within the time and in the manner prescribed by Law, paid all amounts required to be so withheld and paid over under all applicable Laws;

     (f) Neither Allied nor any Allied Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

     (g) Neither Allied nor any Allied Subsidiary has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Allied and each Allied Subsidiary or those Tax Returns have been examined by the appropriate Taxing authorities for all periods through 1993, and no deficiency for any Taxes has been proposed, asserted or assessed against Allied or any Allied Subsidiary that has not been resolved and paid in full;

     (h) No outstanding deficiencies, assessments or written proposals for the assessment of any Taxes have been proposed, asserted or assessed against Allied or any of the Allied Subsidiaries;

     (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Allied or any Allied Subsidiary. Neither Allied nor any Allied Subsidiary has any Knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns. Further, to the best of the Knowledge of Allied and each Allied Subsidiary, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the IRS or other Taxing authority;

     (j) No power of attorney currently in force has been granted by Allied or any Allied Subsidiary with respect to any matter relating to Taxes;

     (k) Neither Allied nor any Allied Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any Taxing authority that would have a continuing adverse effect after the Effective Time. "Tax Ruling" shall mean a written ruling of a Taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a Taxing authority relating to Taxes;

     (l) Allied and each Allied Subsidiary have made available (or, in the case of Tax Returns not filed as of the date hereof or not immediately available, will make available) to Nationwide complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by or on behalf of Allied and each Allied Subsidiary for all Taxable years since 1994 and (ii) all audit reports received from any Taxing authority relating to any Tax Return filed by Allied or any Allied Subsidiary;

     (m) Neither Allied nor any Allied Subsidiary is a party to any Tax allocation or sharing agreement with any Person. In addition, neither Allied nor any Allied Subsidiary has any liability for Taxes of any Person other than Allied or an Allied Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise;

     (n) Neither Allied nor any Allied Subsidiary except Allied Life Insurance Company is subject to Taxation under Part 1 of Subchapter L of the Code;

     (o) Neither Allied nor any Allied Subsidiary is a party to any Contract or arrangement that, separately or in the aggregate, could, by reason of the transactions contemplated by this Agreement, give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

     (p) Except as set forth in the Allied Disclosure Schedule, no election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to Allied or any Allied Subsidiary or any of their respective assets or properties;

     (q) No property of Allied or any Allied Subsidiary is property that (i) Allied or any Allied Subsidiary or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or (ii) is subject to the "alternative depreciation system" described in Section 168 of the Code;

     (r) Neither Allied nor any Allied Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method as disclosed on IRS Form 3115 (copies of which are available to be reviewed by Nationwide) initiated by Allied or any Allied Subsidiary and neither Allied nor any Allied Subsidiary has proposed any such adjustment or change in accounting method;

     (s) All transactions that are likely to give rise to an understatement of federal income Tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1989, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns not yet filed as of the date hereof, will be adequately disclosed) on the Tax

Returns in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns filed on or prior to December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns filed after December 31, 1989;

     (t) All net operating loss carryovers available to offset future income of Allied and the Allied Subsidiaries have been disclosed in the Allied Disclosure Schedule. The Allied Disclosure Schedule discloses the amount of and year of expiration of each net operating loss carryover, and such net operating loss carryovers are not subject to any limitations or disallowances, including but not limited to Sections 382, 269 and 482;

     (u) All Tax credit carryovers available to offset future Tax liability of Allied and the Allied Subsidiaries have been disclosed in the Allied Disclosure Schedule. The Allied Disclosure Schedule discloses the amount of and year of expiration of each Tax credit carryover, and such Tax credit carryovers are not subject to any limitation or reduction;

     (v) Allied is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

     (w) No indebtedness of Allied or any Allied Subsidiary is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code;

     (x) Neither Allied nor any Allied Subsidiary has filed (or will file prior to the Effective Time) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by Allied or any Allied Subsidiary;

     (y) Neither Allied nor any Allied Subsidiary has engaged in any intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13 or Temporary Treasury Regulation Section 1.1502-13T for which any income or gain will remain unrecognized as of the date hereof and no "excess loss accounts" exist with respect to the stock of any Allied Subsidiary, within the meaning of Treasury Regulation Section 1.1502-19, as of the date hereof;

     (z) Neither Allied nor any Allied Subsidiary has entered into a records retention agreement with any taxing authority;

     (aa) Neither Allied nor any Allied Subsidiary has invested in any low income housing tax credit project for which a tax credit pursuant to Section 42 was available to either Allied or any Allied Subsidiary and such Tax credit was so taken by Allied or any Allied Subsidiary; and

     (bb) Neither Allied nor any Allied Subsidiary owns any interest in any partnership or limited liability company, which interest has a negative capital account.

     Section 4.21  Benefit Plans.  The Allied Disclosure Schedule sets forth a
                   -------------
complete and correct list of all Benefit Plans (as defined below). Except as disclosed in the Allied Disclosure Schedule:

     (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the ERISA) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, program, arrangement or policy (written or oral) relating to bonuses, deferred compensation, performance compensation, compensation, stock purchases, stock options, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefits, personnel policies, reimbursement programs, incentives, insurance, welfare or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Allied and the Allied Subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of Allied or the Allied Subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms and all applicable laws and regulations. All required contributions to the Benefit Plans have been made. Allied, the Allied Subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements. Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Benefit Plan have been delivered to Nationwide. Except as described in the Allied Disclosure Schedule, copies of all summary plan descriptions, summaries of material modifications, other communications concerning the Benefit Plans, and the three most recent Forms 5500 for each Benefit Plan have also been delivered to Nationwide.

     (b) None of Allied or any other person or entity that together with Allied is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") maintains, sponsors or contributes to or within the past six years maintained, sponsored or contributed to a Pension Plan covered by Title IV of ERISA (a "Title IV Plan").

     (c) Neither Allied nor a Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

     (d) Except as described in the Allied Disclosure Schedule, there are no pending or threatened claims (other than routine benefit claims), lawsuits or arbitrations which have been asserted or instituted against any Benefit Plan, any of the fiduciaries thereof or Allied or the Allied Subsidiaries with respect to their duties under the Benefit Plans.

     (e) Neither Allied nor a Commonly Controlled Entity, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Allied is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

     (f) Except as set forth in the Allied Disclosure Schedule, the Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the IRS and Allied believes such Plans and their related trusts continue to qualify and operate as designed. Any voluntary employee benefit association which provides benefits to current or former employees of Allied and the Allied Subsidiaries, or their beneficiaries, received a favorable determination letter from the Internal Revenue Service and Allied believes such associations continue to qualify and operate as designed. Copies of all such determination letters have been delivered to Nationwide. No such trust or voluntary employee beneficiary association is subject to any excise tax or to taxation under Section 511 of the Code.

     (g) Allied and the Allied Subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of any underfunded pension plan.

     (h) A complete and correct copy of the most recent actuarial report (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112) with respect to each Benefit Plan providing retiree medical or life insurance coverage for employees of Allied and the Allied Subsidiaries have been provided to Nationwide.

Except as disclosed in the Allied Disclosure Schedule, no current employee of Allied or the Allied Subsidiaries would be entitled if his or her employment with Allied and the Allied Subsidiaries is terminated to any retiree medical or insurance coverage.

     (i) Except as disclosed in the Allied Disclosure Schedule any amount that could be received as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Allied or any of the Allied Subsidiaries under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

     (j) Except as disclosed in the Allied Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of such transactions or any event occurring thereafter (i) result in any payment becoming due to any employee (current, former or retired) of Allied and the Allied Subsidiaries,
(ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

     (k) The Allied Disclosure Schedule sets forth the amounts accrued in the financial statements of Allied for the amounts payable by Allied to any person covered by the Benefit Plans as of December 31, 1997 and an accurate computation based on the assumptions set forth therein of the amounts that will be payable to any such person for periods thereafter under the Benefit Plans. The financial statements of Allied include or will include proper accruals for all applicable benefits and taxes with respect to the foregoing amounts.

     (l) All group health plans of each Commonly Controlled Entity have been operated in compliance with the requirements of Sections 162(k) (as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988), 4980B of the Code, and 9801 et seq. of the Code to the extent such requirements are applicable.

     (m) There has been no act or omission by any Commonly Controlled Entity that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c), (i) or (l), Section 4071 of ERISA or Chapter 43 of the Code.

     Section 4.22  Labor Relations and Employment.
                   ------------------------------

     (a) Except to the extent set forth in the Allied Disclosure Schedule, (i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Allied or of any of the Allied Subsidiaries, threatened against or affecting Allied or any of the Allied Subsidiaries, and since January 1, 1993 there has not been any such action; (ii) to the Knowledge of Allied or of any of the Allied Subsidiaries, no union claims to represent the employees of Allied or any of the Allied Subsidiaries, there are no current union organizing activities among the employees of Allied or of any of the Allied Subsidiaries and Allied has not received notice of any unfair labor practice complaint or charge against it pending before the National Labor Relations Board; (iii) neither Allied nor any of the Allied Subsidiaries is a party to or is bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of Allied or of any Allied Subsidiary; (iv) there are no written personnel policies, rules or procedures applicable to employees of Allied or any of the Allied Subsidiaries, other than those set forth in the Allied Disclosure Schedule; and (v) Allied is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours except for claims that could give rise to a liability of less than $25,000. The Allied Disclosure Schedule sets forth all the employment agreements to which Allied or any Allied Subsidiary is a party. Such agreements accurately set forth all compensation which Allied or any Allied Subsidiary is legally obligated to pay each such person. Except as set forth in the Allied Disclosure Schedule, no employee, officer, director or independent contractor of Allied or any Allied Subsidiary is entitled to any payment of money or other thing of value or will receive any rights with respect to the capital stock of Allied as a result of this Agreement. Except as set forth in the Allied Disclosure Schedule, none of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance or termination agreement or other compensation arrangement or any plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) is reasonably likely to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee, director or independent contractor of Allied or any Allied Subsidiary and which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (b) Since the enactment of the WARN Act, Allied has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Allied or any of the Allied Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Allied; nor has Allied been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in the Allied Disclosure Schedule, none of Allied's or any Allied Subsidiary's employees has suffered an "employment loss" (as defined in the WARN Act) since December 31, 1997.

     (c) Allied and each of the Allied Subsidiaries (i) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to the employees, former employees, independent contractors, directors and former directors of Allied and each of the Allied Subsidiaries,
(ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits except, in the cases of clauses (ii) and (iii) to the extent that any such violation or liability is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     Section 4.23  Reserved.
                   --------

     Section 4.24  Properties.  Allied and each Allied Subsidiary has good
                   ----------
title to, or in the case of leased property has valid leasehold interests in, all of their respective properties and assets (whether or not personal or intangible) except for imperfections in title or interests which would not have a Material Adverse Effect. None of the properties is subject to any Liens other than Liens that are disclosed in the SAP Statements or in the GAAP Statements.

     Section 4.25  Intellectual Property.  Except as set forth in the Allied
                   ---------------------
Disclosure Schedule, Allied and each Allied Subsidiary owns or otherwise has rights to use, free and clear of all Liens, all Intellectual Property used in their respective businesses as currently conducted; and the consummation of this transaction will not result in the loss of any rights. The use of the Intellectual Property will not infringe or otherwise violate the rights of any Person and no Person is challenging, infringing on or otherwise violating any right with respect to the Intellectual Property.

     Section 4.26  Transactions with Affiliates.  Except as set forth in the
                   ----------------------------
Allied Disclosure Schedule, the SAP Statements or the SEC Documents, neither Allied nor any Allied Subsidiary has entered into any transaction with an Affiliate in connection with which either Allied or an Allied Subsidiary has continuing obligations, in the ordinary course of business or otherwise, which is not on the terms at least as favorable to Allied or an Allied Subsidiary as would have been applicable if such transaction had been entered into on an arm's-length basis with an unaffiliated third party. Allied has not made or declared any dividend or distribution that was disproportionate in favor of any Affiliate.

     Section 4.27  Voting Requirements.  The affirmative vote of the holders
                   -------------------
of a majority of the outstanding Common Shares and outstanding Preferred Shares voting together as one class and entitled to vote at the Shareholders Meeting is the only vote of the holders of Allied's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 4.28  Reserved.
                   --------

     Section 4.29  Investment Company.  None of the Allied Subsidiaries
                   ------------------
maintains any separate accounts. Neither Allied nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither Allied nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither Allied nor any of its Subsidiaries sponsors any Person that is such an investment company.

                                 ARTICLE V
                                 REPRESENTATIONS AND WARRANTIES OF NATIONWIDE
AND SUB
     Nationwide and Sub jointly and severally represent and warrant to Allied as follows:

     Section 5.1  Organization and Qualification.  Nationwide is a mutual
                  ------------------------------
insurance company and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power, authority and legal right to conduct its Business as it is currently being conducted. Each of Nationwide and Sub is duly qualified to do business, and is in good standing, in the respective jurisdictions where the character of its Assets owned or leased or the nature of its Business makes such qualification necessary, except for failures to be so qualified or in good standing which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Nationwide possesses an Insurance License in each jurisdiction in which Nationwide is required to possess an Insurance License. All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance, are in full force and effect without amendment, limitation or restriction, and Nationwide does not have Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

     Section 5.2  Authority Relative to this Agreement.
                  ------------------------------------

     (a) Nationwide and Sub have full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Nationwide and by the Board of Directors of Sub. No other corporate proceedings on the part of Nationwide or Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed and delivered by Nationwide and Sub and (assuming this Agreement is a legal, valid and binding obligation of Allied) constitutes a legal, valid and binding agreement of Nationwide and Sub enforceable against Nationwide and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 5.3  No Violation.
                  ------------

     (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach or violation of or default under the articles of incorporation or the by-laws of Nationwide or under the articles of incorporation or the by-laws of Sub,
(ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of Nationwide, Sub or any Nationwide Subsidiary under, any of the terms, conditions or provisions of any Contract to which Nationwide, Sub or any Nationwide Subsidiary is a party or to which it or any of its Assets may be subject or (iii) constitute a breach or violation of or default under any Environmental Permit, Law or License to which Nationwide, Sub or any Nationwide Subsidiary is subject other than, in the case of clauses (ii) and (iii), events or other matters that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     (b) Except for (i) the filing of this Agreement with and the approval of such by the Ohio Superintendent under the Ohio Insurance Law and the Iowa Commissioner under the Iowa Insurance Law, (ii) the filings required under the HSR Act and the expiration or other termination of any waiting period applicable to the Merger under such act, and (iii) any Consent or Filing that would not otherwise be required to be disclosed pursuant to Section 5.3(a) hereof, no Consent or Filing of or with any Person is required with respect to Nationwide, Sub or any Nationwide Subsidiary or any Nationwide Affiliate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

                                  ARTICLE VI
                               CERTAIN COVENANTS

     Section 6.1  Allied Conduct of Business Pending the Merger.  Allied
                  ---------------------------------------------
covenants and agrees as to itself and the Allied Subsidiaries that, at all times up to and including the Effective Time, unless Nationwide shall otherwise consent in writing (Nationwide agreeing that it will use its best efforts to respond to any request received from Allied arising under this Article VI within 10 Business Days, or sooner as circumstances may require, after receipt of such request), or as otherwise expressly permitted or contemplated by this Agreement:

     (a) Subject to any applicable regulatory requirements, Allied shall, and shall cause each Allied Subsidiary to, conduct its Business only in the ordinary course and in substantially the same manner as heretofore conducted since December 31, 1997 and in a manner which is not inconsistent with the consummation of the transactions contemplated hereby, and Allied and each Allied Subsidiary shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its relationships with policyholders, insurers, agents, sales and distribution organizations, underwriters, investment customers, brokers, suppliers and all others having business dealings with it to the end that its goodwill and ongoing Business shall not be impaired in any material respect;

     (b) Subject to any applicable regulatory requirements, Allied shall not, and shall not permit any Allied Subsidiary to, make or propose to make any change in its dividend practices or policies or in its underwriting, pricing, claims, risk retention, investment, reinsurance practices or policies in any material respect; and Allied agrees that it will notify Nationwide and provide Nationwide with information in reasonable detail regarding any material transactions (excluding investment transactions in the ordinary course of business consistent with past practice, but including transactions involving the securitization of Assets of Allied or of any Allied Subsidiary and transactions involving derivative securities), whether involving a purchase or sale, that it or any Allied Subsidiary is seriously considering;

     (c) Allied shall not, and shall not permit any Allied Insurer to, make any material change in accounting methods or practices, including without limitation any change with respect to establishment of reserves for unearned premiums, losses (including without limitation incurred but not reported losses) and loss adjustment expenses, or any change in depreciation or amortization policies or rates adopted by it, except as required by Law, GAAP or SAP;

     (d) Allied shall not, and shall not permit any Allied Subsidiary to, (i) amend its charter or by-laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $1,000,000 other than in the ordinary course of business consistent with past practice,
(iii) incur any indebtedness for money borrowed in the aggregate for Allied and the Allied Subsidiaries in excess of $10,000,000 for any such indebtedness having a maturity of 90 days or less or $1,000,000 for any such indebtedness having a maturity of more than 90 days, (iv) agree to any merger, consolidation, demutualization, acquisition, redomestication, sale of all or a substantial portion of its Assets, bulk or assumption reinsurance arrangement or other similar reorganization, arrangement or business combination, (v) prior to notifying Nationwide, enter into any partnership, joint venture or profit sharing Contract, (vi) enter into any Contract limiting the ability of Allied or of any Allied Subsidiary to engage in any Business, to compete with any Person, to do business with any Person or in any location or to employ any Person or limiting the ability of any Person to compete with such party or any of the Allied Subsidiaries, (vii) enter into any Contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person other than in the ordinary course of business consistent with past practice, (viii) incur any material deterioration in its ability to maintain, access and update policyholder records which deterioration is not reasonably reparable, (ix) enter into any Contract that could materially and adversely affect the consummation of the transactions contemplated hereby, or (x) modify any Contract with respect to the subject of any of the foregoing clauses;

     (e) Allied shall not permit any Allied Subsidiary to issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in any Allied Subsidiary, or otherwise take any actions that would alter the information set forth in the Allied Disclosure Schedule other than in the ordinary course of business consistent with existing agreements and arrangements;

     (f) Except (x) as set forth in the Allied Disclosure Schedule, (y) in the ordinary course of business consistent with past practice, or (z) as required by the terms of agreements or plans already in effect, applicable Law or as envisioned in the Statement of Operating Principles, Allied shall not, and shall not permit any Allied Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit Contract, plan or policy, (ii) enter into or materially amend any severance Contract, (iii) increase in any manner the compensation of, or enter into any Contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect and except for annual employee compensation increases made in the ordinary course of business consistent with past practices; provided that in no event shall any such individual increase in annual compensation exceed $400,000 per year, (iv) increase by more than 0.5% the aggregate number of its employees, (v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present, (vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the by-laws of a party as they exist on the date of this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or any of the Allied Subsidiaries or any other Person;

     (g) Other than in the ordinary course of business consistent with past practice, Allied shall not, and shall not permit any Allied Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services (other than with respect to Investment Assets) which in one or a series of related transactions exceed $500,000 or which in the aggregate for Allied and the Allied Subsidiaries taken as a whole exceed $2,500,000, except for expenditures relating to this Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing Contracts to which Allied or any Allied Subsidiary is a party, which Contracts are set forth in the Allied Disclosure Schedule;

     (h) Other than in the ordinary course of business consistent with past practice or in connection with the redemption of outstanding guaranteed investment contracts in the exercise of Allied's reasonable judgment, Allied shall not, and shall not permit any Allied Subsidiary to, waive any rights with a value in excess of $100,000 or any other rights which are material to any Contract or make any payment, direct or indirect, of any Liability in excess of $100,000 before the same comes due in accordance with its terms, in each case, including, but not limited to, any provision of any Insurance Contract to permit a cash-out thereof;

     (i) Allied shall not, and shall not permit any Allied Subsidiary to, other than pursuant to the operation of separate accounts in the ordinary course of business, consistent with existing strategies, (i) sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any of its Assets which, individually or in the aggregate, are material to the financial condition of Allied or of Allied and the Allied Subsidiaries taken as a whole, and, in addition, in the case of Liens, for Permitted Liens and Liens not individually in excess of $500,000 and not aggregating in excess of $2,000,000 or (ii) restructure, amend, modify or otherwise affect any Investment Asset or any Contract relating thereto which is material to the financial condition of Allied or of Allied and the Allied Subsidiaries taken as a whole, and, in either case described in clauses (i) and (ii), only in accordance with the statement of investment policy set forth in the Allied Disclosure Schedule attached hereto; and Allied shall furnish to Nationwide a monthly report, in detail reasonably acceptable to Nationwide, of all such transactions or other changes (other than changes in market values or ordinary course changes such as interest payments, maturities, etc.) affecting Investment Assets of Allied or any Allied Subsidiary which took place since the last such report;

     (j) Allied agrees that it shall not, nor shall it permit any Allied Subsidiary to, other than pursuant to the operation of separate accounts involved in real estate in the ordinary course, consistent with existing strategies, make any equity real estate investments (other than through restructuring or foreclosure or pursuant to commitments existing at the date hereof or to protect the value of existing investments in the exercise of reasonable business judgment) and that neither Allied nor any Allied Subsidiary shall take any action, other than in the exercise of reasonable business judgment and following discussion with Nationwide, which results, individually or in the aggregate, in (i) the realization of any gross capital loss or losses in an amount of $10,000,000 or more or (ii) an adverse impact on the surplus of Allied or of an Allied Subsidiary in an amount of $10,000,000 or more;

     (k) Other than in the ordinary course of business consistent with past practice, or as required by applicable regulations, Allied shall not, and shall not permit any Allied Subsidiary to, enter into any material Contract or amend or waive any material provision of any material Contract which would involve the payment by Allied or any Allied Subsidiary of $500,000 or more;

     (l) Other than in the ordinary course of business consistent with past practice, Allied shall not, and shall not permit any Allied Subsidiary to, settle or compromise any claim in any action, proceeding or investigation which could result in an expenditure for Allied and the Allied Subsidiaries in excess of $1,000,000;

     (m) Allied shall not, and shall not permit any Allied Subsidiary to, purchase or otherwise acquire, except pursuant to a Contract in effect on the date of this Agreement, (i) any controlling equity interest in any Person (other than Investment Assets), (ii) any non-publicly traded securities in excess of $5,000,000 per transaction or $5,000,000 per issuer or credit, (iii) any investments in fixed income securities rated in NAIC Class 4, 5 or 6, non-publicly traded equity securities or Assets required to be shown on Schedule BA of a Person's Annual Statement in excess of $5,000,000 per transaction or $5,000,000 per issuer or credit, or (iv) any real property or mortgage investments except in the ordinary course of managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions and refinancings;


     (n) Allied shall not, and shall not permit any Allied Subsidiary to, enter into any new, or materially amend any existing, reinsurance Contracts or arrangements, except in accordance with existing reinsurance agreements or in the ordinary course of business and consistent with past practice;

     (o) Allied shall, and shall cause each Allied Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available;

     (p) Allied shall deliver to Nationwide as promptly as practicable after preparation thereof, but in no event later than the date of filing with respect to unaudited or audited, as the case may be, SAP Statements for each Allied Insurer filed by or on behalf of such Allied Insurer after the date hereof;

     (q)  Reserved.

     (r) Allied shall inform Nationwide regarding the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

     (s) Neither Allied nor any Allied Subsidiary shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement, settlement or compromise with respect to any material Tax matter or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the Taxable year ending December 31, 1997, except as may be required by Law;

     (t) Neither Allied nor any Allied Subsidiary shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of any Allied Subsidiary (except as consistent with past practices) or redeem, purchase or otherwise acquire any of such Allied Subsidiary's capital stock;

     (u) Except as provided in the Allied Disclosure Schedule, neither Allied nor any Allied Subsidiary shall settle pending or threatened litigation in an amount exceeding $1,000,000, other than settlement of pending or threatened litigation with respect to claims arising under contracts of insurance or reinsurance underwritten, ceded or assumed by any Allied Subsidiary which settlement will not have a Material Adverse Effect;

     (v) Neither Allied nor any Allied Subsidiary shall do any other act which would cause any representation or warranty of Allied or any Allied Subsidiary in this Agreement to be or become untrue in any material respect, unless required by applicable law; and

     (w) Neither Allied nor any Allied Subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (v).

     Section 6.2  Reserved.
                  --------

     Section 6.3  Reasonable Efforts.
                  ------------------

     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken all action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing or causing to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the actions set forth in Article III hereof, (ii) the obtaining of all Governmental Approvals, and all other necessary actions or nonactions, waivers, consents and approvals from all appropriate Governmental Entities and other Persons and the making of all necessary registrations and filings, (iii) the obtaining of the opinions and other documents referred to in
Article VII hereof, (iv) the resolution of all organizational and human resources issues relating to the transactions contemplated hereby, (v) the obtaining or making of all Consents, Environmental Permits, Filings or Licenses necessary or desirable to ensure that the Business of the Surviving Corporation may be conducted without disruption consistent with the past practice of each of the Constituent Companies and (vi) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, the defense of which shall, at the request of either Allied or Nationwide, be conducted jointly by Nationwide and Allied on a basis that is satisfactory to both Allied and Nationwide.

     (b) Allied hereby grants Nationwide the right to decide for purposes of the Form A regulatory hearings whether to submit regulatory applications for Allied, Allied Group and Allied Mutual concurrently or separately, and whether to conduct the regulatory hearing and approval process concurrently or separately for each of Allied, Allied Group and Allied Mutual. Both Allied and Nationwide agree to use their reasonable best efforts to coordinate and cooperate during the regulatory approval process.

     Section 6.4  Access and Information.  Allied shall (a) afford to
                  ----------------------
Nationwide's and Sub's accountants, legal counsel and other advisors full access during normal business hours through the period immediately prior to the Effective Time to all of its and the Allied Subsidiaries' Assets, books, Contracts, commitments and records (including, but not limited to, Tax Returns), and (b) during such period, Allied shall furnish promptly to Nationwide and Sub all such information concerning its Business, Assets and personnel or those of any of its Affiliates, in either clause (a) or (b), as Nationwide or Sub may reasonably request. Information provided by Allied shall be kept confidential by Nationwide and Sub and shall not be disclosed unless such information (1) was known to Nationwide or Sub or was in their possession prior to the date of this Agreement and was not identified by Allied as being confidential, (2) is or becomes generally available to the public other than by unauthorized disclosure by Nationwide or Sub, (3) becomes available to Nationwide or Sub from a third party authorized to make such disclosure, (4) is independently developed by Nationwide or Sub, or (5) is required to be disclosed by law or by court order.

     Section 6.5  Environmental Due Diligence.  Allied shall cooperate with,
                  ---------------------------
and provide, to the extent practicable, reasonable access to, Nationwide and Nationwide's representatives for environmental assessments and other environmental due diligence of each Allied Real Property as Nationwide, in its sole discretion, deems necessary. Nationwide shall conduct the environmental assessments or other due diligence in a commercially reasonable manner and shall use reasonable efforts to minimize any interference with or impairment of the regular conduct of Allied's Business.

     Section 6.6  Notice of Proceedings.  Each of Nationwide and Allied shall
                  ---------------------
promptly notify the other of, and provide to the other all information relating to, any Proceedings or investigations commenced or, to the best of its Knowledge, threatened against, relating to or involving or otherwise affecting Nationwide or Allied or any of their respective Subsidiaries, as the case may be, which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.10 hereof or which relate to the execution of this Agreement or the consummation of the transactions contemplated hereby.

     Section 6.7  Notification of Certain Other Matters.  Each party shall
                  -------------------------------------
promptly notify the other of any change or other event which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect including, but not limited to, any of the following:

     (a) any written notice of a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of the Allied Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material Contract to which such party or any of the Allied Subsidiaries is a party or by which such party or any of the Allied Subsidiaries or any of their respective Assets may be subject or bound;

     (b) the occurrence of any event which, with notice or lapse of time or both, is reasonably likely to result in a default under any material Contract to which such party or any of the Allied Subsidiaries is a party;

     (c) any written notice from or to any Person alleging that the consent of such Person is or may be required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and where the failure to obtain such a consent is reasonably likely to have a Material Adverse Effect;

     (d) any written notice from or to any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; and

     (e) any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in the Nationwide Disclosure Schedule or the Allied Disclosure Schedule, as the case may be; provided, however, that no such supplemental or amended disclosure by
        --------  -------
any party shall be deemed to cure any breach of a representation or warranty made as of the date hereof, unless the other party so agrees in writing.

     In furtherance of the foregoing, to the fullest extent permitted under applicable Law, each party shall provide the other with copies (or, to the extent written materials are not involved, oral notice) of proposed notices, applications or any other communications to any Governmental Entity or rating agency in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, in respect of the Governmental Approvals, in each case at least three (3) Business Days prior to dispatch of written materials (or, to the extent written materials are not involved, prior to initiation) and neither Nationwide nor Allied will dispatch (or, to the extent written materials are not involved, initiate) such notice, application or communication without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Section 6.8  Indemnification; Directors' and Officers' Insurance.  ''
                  ---------------------------------------------------   --

     (a) From and after the Effective Time, Nationwide agrees that it will indemnify and hold harmless each present and former director and officer of Allied, (when acting in such capacity or as a member of the Special Committee) determined as of the Effective Time (each, an Indemnitee and, collectively, the "Indemnitees"), against any costs or expenses (including reasonable attorneys'
fees), judgements, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including without limitation any and all shareholder lawsuits existing on the date hereof, to the fullest extent that Allied would have been permitted under Iowa law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Nationwide shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).


     (b) The Surviving Corporation shall maintain Allied's existing directors' and officers' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to Allied's existing D&O Insurance for a period of two years after the Effective Time so long as the annual premium therefor is not excess of 200% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the two-year period for not in excess of 200% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. If the D&O Insurance is terminated prior to the end of the sixth anniversary of the Effective Time, the Surviving Corporation will purchase extended reporting coverage under D&O Insurance covering claims made during the remainder of such period with respect to acts which occurred prior to the Effective Time.

     Section 6.9  Intercompany Agreements.  From the execution date of this
                  -----------------------
Agreement through the termination of this Agreement, Allied covenants as follows with respect to certain intercompany agreements relating to Allied and its affiliates:
     (a) Allied covenants not to invoke against Allied Group, Inc. or any of its affiliates ("Allied Group") any of the covenants not to compete or agreements not to compete contained in (1) that certain Amended and Restated Intercompany Operating Agreement dated August 25, 1993, as amended (the "IOA"), and (2) that certain Allied Group Joint Marketing Agreement dated August 30, 1993, as amended (the "JMA"), respectively.

     (b) Allied covenants not to invoke against Allied Group any of the change of control provisions contained in (1) the IOA, (2) the JMA, (3) that certain Management Information Services Agreement dated December 31, 1986, as amended, and (4) that certain Stock Rights Agreement dated August 25, 1993, as amended, between Allied Mutual and Allied, that Allied may otherwise be entitled to exercise as a result of the transactions contemplated by (i) this Agreement,
(ii) that certain Agreement and Plan of Merger by and among Nationwide, Nationwide Group Acquisition Corporation and Allied Group, Inc. or (iii) that certain Agreement and Plan of Merger by and between Nationwide and Allied Mutual.

     Section 6.10  Acquisition Proposals.  Allied will not, and will not
                   ---------------------
permit or cause any of its Subsidiaries or any of the officers or directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15 percent or more of the assets or any equity securities of, Allied or any of its Subsidiaries, or any other business combination (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Allied will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Allied or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time after 180 days from the date hereof if the Merger shall not by such date have been approved by the requisite vote of Allied's shareholders or (iii) at any time after one year from the date hereof if the Merger shall not by such date have been approved by the Iowa Commissioner (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement;
(B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of Allied, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of Allied determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of Allied determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Allied and its shareholders. Allied will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Allied agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.10 and under this Agreement. Allied will notify Nationwide immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Nationwide informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

                                 ARTICLE VII
                                 CONDITIONS

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) 2,000,000 Common Shares shall have been purchased pursuant to the Offer;

     (b) if required by applicable Law, this Agreement and the Merger shall have been approved and adopted by the requisite votes of the respective shareholders of Allied at the Shareholders Meeting called for such purpose;

     (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filings provided for in subclauses (a) and (b) of the second sentence of Section 2.3, all Governmental Approvals and other Consents or Filings which the parties have agreed are required to be obtained prior to the Effective Time shall have been obtained and not rescinded or adversely modified or limited (as set forth in the proviso below) or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that
                                                                   --------
no such Governmental Approval or other Consent or Filing shall contain any conditions or limitations that compel or seek to compel the Surviving Corporation to dispose of or to hold separately all or any material portion of the Business or Assets of the parties and their respective Subsidiaries taken as a whole or that impose or seek to impose any material limitation on the ability of the Surviving Corporation and the Allied Subsidiaries, taken as a whole, to conduct its Business or own its Assets after the Effective Time in substantially the same manner as the parties and their respective Subsidiaries presently conduct their Business or own their Assets; and

     (d) no Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Merger or any other material transactions completed hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, enjoin, prevent, or materially delay or restructure the Merger or any other material transactions contemplated hereby.

     Section 7.2  Conditions to Obligation of Allied to Effect the Merger.
                  -------------------------------------------------------
The obligations of Allied to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Allied, but only to the extent permitted by Law:

     (a) Nationwide shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

     (b) The representations and warranties of Nationwide contained in this Agreement shall be true and correct when made and at and as of the Effective Time as if made at and as of such date and time, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not resulted, or are not reasonably likely to result, in (i) losses, damages or expenses in excess of $1,000,000 or (ii) a material adverse effect on the financial condition of the Surviving Corporation, and Allied shall have received a certificate dated as of the Effective Time of the Chairman and Chief Executive Officer, the President or an Executive Vice President of Nationwide as to the satisfaction of this condition.

     Section 7.3  Conditions to Obligation of Nationwide to Effect the Merger.
                  -----------------------------------------------------------
The obligations of Nationwide to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Nationwide, but only to the extent permitted by Law:

     (a) Allied shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and

     (b) The representations and warranties of Allied contained in this Agreement shall be true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such date and time, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not resulted, or are not reasonably likely to result, in (i) losses, damages or expenses in excess of $1,000,000 or
(ii) a material adverse effect on the financial condition of the Surviving Corporation, and Nationwide shall have received a certificate dated as of the Effective Time by any Vice President of Allied as to the satisfaction of this condition.


                                 ARTICLE VIII
                                 TERMINATION

     Section 8.1  Termination.  This Agreement may be terminated and the
                  -----------
Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Nationwide or of Allied:

     (a)  by mutual consent of Nationwide and Allied;

     (b) by Nationwide if the Board of Directors of Allied withdraws its recommendation to the Allied shareholders to approve the Merger;

     (c) by Nationwide or Allied if consummation of the Merger is barred by a permanent injunction which is final and non-appealable;

     (d) by Allied, if, prior to the purchase of Shares pursuant to the Offer, there is an Acquisition Proposal which the Board of Directors determines represents a more favorable transaction to Allied and its shareholders than the transactions contemplated by this Agreement, and if the Board of Directors, after consultation with outside counsel, shall have determined that failure to terminate the Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors under applicable Law and Allied has given Nationwide three business days notice of the terms of such Acquisition Proposal and has paid Nationwide the fee contemplated by Section 8.2(b);

     (e) by Allied prior to the completion of the Offer, upon a material breach of any representation or warranty of Nationwide or Nationwide's failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Nationwide or Sub shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 business days after written notice thereof has been given to Nationwide;

     (f) by Nationwide prior to the completion of the Offer upon, (i) a material breach of any representation or warranty of Allied or if any representation or warranty of Allied shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 business days after written notice thereof has been given to Allied, or (ii) Allied's failure to comply in any material respect with any of its covenants or agreements (materiality being construed in light of the transactions contemplated by this Agreement); or;

     (g) by Nationwide or by Allied, if Common Shares shall not have been purchased pursuant to the Offer by December 31, 1998, provided that the right to terminate this Agreement pursuant to this clause (g) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of such purchase to occur by such date.

     Section 8.2  Effect of Termination.
                  ---------------------

     (a) In the event of the termination of this Agreement by either Nationwide or Allied, as provided above, this Agreement shall thereafter become void and, except as provided in Section 8.2(b) and Section 9.2 hereof, there shall be no Liability on the part of either party hereto against the other party hereto, or on the part of its directors, officers, employees, shareholders or agents (or those of any of the Allied Subsidiaries or Affiliates), except that any such termination shall be without prejudice to the rights of either party hereto (or any of the Allied Subsidiaries or Affiliates) arising out of the willful breach by the other party (or any of the Allied Subsidiaries or Affiliates) of any representation or warranty or any covenant or agreement contained in this Agreement.

     (b) In the event of termination of this Agreement by either Allied or Nationwide pursuant to Section 8.1(b), (d), or (f), Allied shall pay Nationwide an amount equal to all of the expenses incurred by Nationwide in connection with this Agreement, the negotiations leading to its execution, the examination and investigation of Allied, the preparation and negotiation of the Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by investment bankers, accountants, attorneys and other agents, plus the sum of $3 million in cash (the "Termination Payment") as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds, provided that Nationwide shall not be in material breach of its obligations under this Agreement. Moreover, Allied shall pay the Termination Payment if the Closing does not occur either (i) due to Allied's failure to satisfy a condition over which it has sole control prior to December 31, 1998; or (ii) because prior to December 31, 1999, Allied or any Subsidiary or Affiliate of Allied or any of their respective shareholders publicly announces, enters into a letter of intent relating to, enters into a definitive agreement providing for, or consummates, a transaction, which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to the disposition of a controlling interest in Allied or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of Allied.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1  Survival of Representations and Warranties.  None of the
                  ------------------------------------------
representations, warranties and agreements in this Agreement shall survive the Effective Time except as otherwise provided in this Agreement and except for the agreements contained in Article II and Section 6.8, which shall survive until expressly provided therein or, if not so expressly provided, indefinitely.

     Section 9.2  Fees and Expenses.  Subject to Section 8.2(b) hereof, if the
                  -----------------
Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except for expenses incurred in connection with the printing, mailing and solicitation of proxies from shareholders and all filing fees and related expenses which shall be borne equally by Nationwide and Allied.

     Section 9.3  Notices.  All notices and other communications hereunder
                  -------
shall be in writing and shall be deemed to have been duly given, upon receipt, if mailed by registered or certified mail, postage prepaid, return receipt requested, overnight delivery, confirmed facsimile transmission or hand delivery, as follows:

          (a)  If to Nationwide, to:

               Nationwide Mutual Insurance Company
               One Nationwide Plaza
               Columbus, Ohio  43215
               Attention: David A. Diamond, Vice President-Enterprise Controller Facsimile No.: (614) 249-4462
               with a copy to:

               Nationwide Mutual Insurance Company
               One Nationwide Plaza
               Columbus, Ohio  43215
               Attention:  Mark B. Koogler; Roger A. Craig
               Facsimile No.:  (614) 249-7254

          (b)  If to Allied, to:

               Allied Life Financial Corporation
               701 Fifth Avenue
               Des Moines, Iowa  50391-2003
               Attention:  Samuel Wells
               Facsimile No.:  (515) 280-4776

               with a copy to:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois  60603
               Attention:  Richard G. Clemens, Esq.
               Facsimile No.:  (312) 853-7036

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

     Section 9.4  Amendments.  This Agreement may be amended by the parties
                  ----------
hereto at any time before or after the approval of this Agreement by the shareholders of Nationwide or of Allied, but after such approval no amendment or modification shall be made which in any way materially adversely affects the rights of such shareholders without the further approval of such shareholders. Any amendment, modification or material waiver of this Agreement shall be subject to the approval of the Ohio Superintendent and the Iowa Commissioner. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     Section 9.5  No Waiver.  Nothing contained in this Agreement shall cause
                  ---------
the failure of either party to insist upon strict compliance with any covenant, obligation, condition or agreement contained herein to operate as a waiver of, or estoppel with respect to, any such covenant, obligation, condition or agreement by the party entitled to the benefit thereof.

     Section 9.6  Brokers.  Allied represents and warrants that no broker,
                  -------
finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Allied, except for Allied's financial advisor, Fox-Pitt, Kelton Inc., whose fees shall be paid by Allied. Nationwide represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Nationwide, except for Nationwide's financial advisor, Credit Suisse First Boston, whose fees shall be paid by Nationwide.

     Section 9.7  Publicity.  So long as this Agreement is in effect, each of
                  ---------
the parties hereto (i) shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or other announcement to any Person with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall (A)
                     --------  -------
limit the right of each of the parties hereto and their Affiliates to make a legally required filing or communication, provided that, to the extent possible,
                                          --------
such party shall consult with the other party before making such filing or communication, or responding to any communications initiated by any non-affiliated Person, including, but not limited to, any rating agency or Governmental Entity, (B) prohibit either party hereto (or its Affiliates) from initiating communications with, and making presentations to, any rating agency or Governmental Entity relating to the transactions contemplated hereby if such party gives prior notice thereof to the other party hereto, or (C) prohibit Nationwide or Allied or any of their respective Affiliates from communicating to any third party information in any way relating to the Merger that has been made known to the general public, other than in violation of this Agreement, prior to the time of such communication,

(ii) shall cooperate fully with the other party hereto with respect to issuing or publishing any press release, or other announcement or other written communication to any non-affiliated Person and preparing written and oral communications to the employees and agents of each party hereto with the purpose of effectuating the Merger in the best interests of the respective shareholders of Nationwide and Allied and (iii) shall promptly notify the other party of any announcements which are made to affiliated Persons and any communications received from and responses provided to non-affiliated Persons, in either case, with respect to this Agreement or the transactions contemplated hereby.

     Section 9.8  Headings.  The headings contained in this Agreement are for
                  --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.9  Nonassignability.  This Agreement shall not be assigned by
                  ----------------
either party hereto by operation of Law or otherwise without the prior written consent of the other party hereto.

     Section 9.10  Beneficiaries.  This Agreement shall be binding upon and
                   -------------
inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person (including, but not limited to, any policyholder or employee of Allied, Nationwide or their Subsidiaries) any rights or remedies of any nature under or by reason of this Agreement, except as expressly provided in Sections
6.8 hereof.

     Section 9.11  Duplicates; Counterparts.  This Agreement shall be executed
                   ------------------------
in duplicate and may be executed in counterparts each of which shall be deemed to constitute an original and constitute one and the same instrument.

     Section 9.12  Governing Law; Jurisdiction.  This Agreement shall be
                   ---------------------------
governed by and construed and enforced in accordance with the laws of the State of Ohio (except to the extent that the Iowa Insurance Law and the Iowa Corporation Law shall be held to govern the terms of the Merger) without regard to its conflict of laws rules. Each of the parties hereto submits to the jurisdiction of the state and federal courts sitting in the City of Columbus, County of Franklin and State of Ohio, in any action or proceeding arising out of or relating to this Agreement and all claims in respect of any such action or proceeding may be heard or determined in any such court.

     Section 9.13  Entire Agreement.  This Agreement and the Confidentiality
                   ----------------
Agreement constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

     Section 9.14  Severability.  If any provisions hereof shall be held
                   ------------
invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof;

provided, however, that the parties shall use reasonable efforts, including, but
--------  -------
not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto.

     Section 9.15  Specific Performance.  Each of the parties hereto
                   --------------------
acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Nationwide or Allied may be entitled, at law or in equity.

     Section 9.16  Survival of Certain Covenants.  The provisions of Section
                   -----------------------------
6.8 hereof shall survive the Effective Time.

     Section 9.17  Counting.  If the due date for any action to be taken under
                   --------
this Agreement (including, but not limited to, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

                                   ARTICLE X
                                  DEFINITIONS

     Section 10.1  Definitions.  When used in this Agreement, the following
                   -----------
words or phrases have the following meanings:
     "Acquisition Proposal" shall have the meaning set forth in Section 6.10
      --------------------
hereof.

     "Affiliate" shall mean a Person that directly, or indirectly through one or
      ---------
more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a Person that is not a corporation) of such other Person. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

     "Agreement" shall mean this Agreement and Plan of Merger, including all
      ---------
Exhibits.

     "Allied" shall have the meaning set forth in the preamble to this
      ------
     Agreement.

     "Allied Disclosure Schedule" shall mean the disclosure schedule delivered
      --------------------------
by Allied to Nationwide, dated the date hereof.

     "Allied GAAP Financial Statements" shall have the meaning set forth in
      --------------------------------
Section 4.7 hereof.

     "Allied Group" shall mean Allied and the Allied Subsidiaries.
      ------------

     "Allied Insurer" shall mean Allied and each Allied Subsidiary that
      --------------
transacts or is authorized to transact an insurance or reinsurance business.

     "Allied 1998 Quarterly Statement" shall have the meaning set forth in
      -------------------------------
Section 4.8 hereof.

     "Allied Real Property" shall mean any real property in which Allied or any
      --------------------
of its Affiliates holds a Lien or owns an interest, or in the management of which Allied or an Affiliate of Allied actively participates.

     "Allied SAP Statements" shall have the meaning set forth in Section 4.6(d)
      ---------------------
hereof.

     "Allied Subsidiary" or "Allied Subsidiaries" shall mean the Subsidiaries of
      ------------------------------------------
Allied and, without limiting the generality of the foregoing, shall include any Subsidiary of Allied as to which Allied or an Allied Subsidiary has guaranteed any obligations or owns any interest. References in this Agreement to Subsidiaries of Allied shall include all of the Allied Subsidiaries.

     "Annual Statements" shall mean, with respect to any Person, the annual
      -----------------
statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

     "Articles of Merger" shall mean the articles of merger in such form as
      ------------------
required by, and executed and acknowledged in accordance, with the Iowa Corporation Law and the Iowa Insurance Law.

     "Assets" shall mean, as to a Person, all rights, titles, franchises and
      ------
interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Environmental Permits, Investment Assets, Intellectual Property, Contracts, Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

     "Benefit Plans" shall have the meaning set forth in Section 4.21 hereof.
      -------------

     "Business" shall mean, as to a Person, the business, operations, activities
      --------
and affairs of such Person.

     "Business Day" shall means any day other than Saturday, Sunday or any other
      ------------
day in which commercial banks in Columbus, Ohio are required to or permitted to be closed.

     "CERCLIS" shall mean the Comprehensive Environmental Response,
      -------
Compensation, and Liability Information System.

     "Certificate of Merger" shall mean a certificate of merger in such form as
      ---------------------
required by, and executed and acknowledged in accordance with, Section 1701.81 of the Ohio General Corporation Law.

     "Closing" shall have the meaning set forth in Section 2.2 hereof.
      -------

     "Closing Agreement" shall have the meaning set forth in Section 4.20(k)
      -----------------
hereof.

     "Closing Date" shall have the meaning set forth in Section 2.2 hereof.
      ------------

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
      ----

     "Commonly Controlled Entity" shall have the meaning set forth in Section
      --------------------------
4.21(b) hereof.

     "Common Share" shall mean share of common stock, no par value, of Allied.
      ------------

     "Computer Software" shall mean any and all computer software consisting of
      -----------------
sets of statements or instructions to be used, directly or indirectly, in a computer, including, but not limited to, the following: (i) all source code, object code and natural language code therefor and all component modules thereof, (ii) all versions thereof, (iii) all screen displays and designs thereof and (iv) all user, technical, training and other documentation relating to any of the foregoing.

     "Consent or Filing" shall have the meaning set forth in Section 4.5(b)
      -----------------
hereof.

     "Contract" or "Contracts" shall mean a contract, agreement, commitment,
      --------      ----------
indenture, note, bond, mortgage, license, lease, assignment, arrangement or understanding.

     "Current Premium" shall have the meaning set forth in Section 6.8 hereof.
      ---------------

     "D&O Insurance" shall have the meaning set forth in Section 6.8 hereof.
      -------------

     "Dissenting Shares" shall have the meaning set forth in Section 2.9 hereof.
      -----------------

     "Effective Time" shall have the meaning set forth in Section 2.3 hereof.
      --------------

     "Environmental Claim" shall mean any investigation, notice of violation,
      -------------------
demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (A) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Substances or actual or alleged activity associated with any Hazardous Substances; (C) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other order or directive of any federal, state or local governmental authority; or (D) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment. Environmental Claim shall not include claims for coverage by an insured.

     "Environmental Law" shall mean any local, state or federal statute, rule,
      -----------------
regulation, order, code, directive or ordinance and any binding judicial or administrative interpretation thereof or requirements thereunder pertaining to:
(A) the regulation and protection of health, safety and the indoor or outdoor environment; (B) the conservation, management, development, control and/or use of land (including zoning laws and ordinances), natural resources and wildlife;
(C) the protection or use of surface water and ground water; (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substances; or (E) pollution (including any release into air, land, surface water and ground water); and includes without limitation the following federal statutes (and their implementing regulations and the analogous state statutes and regulations): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

     "Environmental Permit" shall mean any permit, license, variance,
      --------------------
certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval required to be obtained from any federal, state or local governmental authority with jurisdiction over and pursuant to any Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended,
      ------------
and the rules and regulations of the SEC promulgated thereunder.

     "Financial Statements" shall mean balance sheets, statements of income and
      --------------------
statements of cash flows, including, but not limited to, all notes, schedules, exhibits and other attachments thereto, whether consolidated, combined or separate or audited or unaudited or prepared in accordance with SAP or GAAP.

     "GAAP" shall mean generally accepted accounting principles applied on a
      ----
consistent basis.

     "GAAP Financial Statements" shall mean Financial Statements prepared in
      -------------------------
accordance with GAAP.

     "Governmental Approvals" shall mean the Consents or Filings required to be
      ----------------------
obtained from the Iowa Commissioner and the Ohio Superintendent.

     "Governmental Entity" or "Governmental Entities" shall mean a court,
      -------------------      ---------------------
executive office, legislature, governmental agency, commission or administrative, regulatory or self-regulatory authority or instrumentality, domestic or foreign.

     "Hazardous Substances" shall mean chemicals, products, compounds, by-
      --------------------
products, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
      -------
1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnitees" shall have the meaning set forth in Section 6.8 hereof.
      -----------

     "Insurance Contract" shall mean any Contract of insurance, including, but
      ------------------
not limited to, reinsurance contracts, variable annuity and fixed annuity contracts or products, life insurance contracts, and funding agreements.

     "Insurance License" shall mean a License granted by a Governmental Entity
      -----------------
to transact an insurance or reinsurance business, issue fixed or variable annuity contracts or products, or issue life insurance contracts.

     "Intellectual Property" shall mean: trademarks, service marks, brand names,
      ---------------------
certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations in any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof;

and any similar intellectual property or proprietary rights; provided, that Intellectual Property shall include Computer Software.

     "Investment Advisers Act" shall mean the Investment Advisers Act of 1940,
      -----------------------
as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Investment Assets" shall mean bonds, notes, debentures, mortgage loans,
      -----------------
collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests (including, but not limited to, equity interests in Subsidiaries or other Affiliates), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

     "Investment Company Act" shall mean the Investment Company Act of 1940, as
      ----------------------
amended, and the rules and regulations of the SEC promulgated thereunder.

     "Iowa Attorney General" shall mean the Attorney General of the State of
      ---------------------
Iowa.

     "Iowa Commissioner" shall mean the Commissioner of Insurance of the State
      -----------------
of Iowa.

     "Iowa Corporation Law" shall mean Chapters 490 and 491 of the Iowa Code, as
      --------------------
amended, and the rules and regulations promulgated thereunder.

     "Iowa Insurance Law" shall mean Chapters 505 through 523I of the Iowa Code,
      ------------------
as amended, and the rules and regulations promulgated thereunder.

     "IRS" shall mean the Internal Revenue Service or any successor agency.
      ---

     "Knowledge" shall mean, as to a Person, (i) receipt of notice by, or actual
      ---------
knowledge or reason to know (assuming for such purposes that reasonable inquiry has been made) by any officer of such Person with the title of Vice President or higher (or, if not a corporation, any person holding a similar title or position) or (ii) the actual Knowledge of any Vice President (or, if not a corporation, any person holding a similar title or position) of such Person with respect to any matter or matters within the scope of such Person's responsibilities.

     "Law" shall mean a law, statute, ordinance, rule or regulation enacted or
      ---
promulgated, or Order issued or rendered, by any Governmental Entity.

     "Liability" shall mean a liability, obligation, claim or cause of action
      ---------
(of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or as a result of an Insurance Contract or pursuant to any Environmental Claim.

     "License" shall mean a license, certificate of authority, permit or other
      -------
authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

     "Lien" shall mean a lien, mortgage, deed of trust, deed to secure debt,
      ----
pledge, assessment, security interest, lease, sublease, charge, claim, levy or other encumbrance of any kind.

     "Losses" shall mean all losses, claims, damages, costs, expenses,
      ------
liabilities and judgments, including, but not limited to, court costs and attorneys' fees.

     "Material Adverse Effect" shall mean a material adverse effect on the
      -----------------------
business, results of operations or financial condition of any party or any of its Subsidiaries

(including, after the Merger, the Surviving Corporation), or of such party and its Subsidiaries taken as a whole, or on the ability of such party to consummate the transactions contemplated by this Agreement.

     "Merger" shall have the meaning set forth in the preamble to this
      ------
Agreement.

     "Merger Consideration" shall mean the amount of cash which holders of
      --------------------
Common Shares shall have the right to receive in exchange for their Common Shares as set forth in Section 2.7 hereof.

     "NAIC" shall mean the National Association of Insurance Commissioners.
      ----

     "Nationwide" shall have the meaning set forth in the preamble to this
      ----------
Agreement.

     "Nationwide Disclosure Schedule" shall mean the disclosure schedule
      ------------------------------
delivered by Nationwide to Allied, dated the date hereof.

     "Nationwide Subsidiaries" shall mean the Subsidiaries of Nationwide.
      -----------------------

     "NPL" shall mean the National Priority List.
      ---

     "Offer" shall mean the tender offer for the Common Shares commenced by
      -----
Nationwide pursuant to Section 1.1., as amended from time to time.

     "Offer Documents" shall have the meaning set forth in Section 1.1 (b)
      ---------------
thereof.

     "Offer Price" shall have the meaning set forth in the preamble to this
      -----------
Agreement.

     "Ohio Insurance Law" shall mean Title 39 of the Ohio Revised Code, as
      ------------------
amended, and the rules and regulations promulgated thereunder.

     "Ohio Superintendent" shall mean the Superintendent of Insurance of the
      -------------------
State of Ohio.

     "Order" shall mean an order, writ, ruling, judgment, directive, injunction
      -----
or decree of any arbitrator or Governmental Entity.

     "Pension Plan" shall have the meaning set forth in Section 4.21(a) hereof.
      ------------

     "Permitted Liens" shall mean, as to a party hereto, (a) those Liens set
      ---------------
forth in the Nationwide Disclosure Schedule or the Allied Disclosure Schedule, or otherwise approved in writing by the other party, (b) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to the other party relating to any interest in the real property set forth in the Nationwide Disclosure Schedule or the Allied Disclosure Schedule and any lease or sublease, (c) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (d) Liens arising from securities lending activities undertaken in the ordinary course of business of a Person, (e) other Liens (including, but not limited to, mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, and (f) Liens arising or resulting from any action taken by the other party hereto or any of its respective Subsidiaries (but not including the execution, delivery or performance of this Agreement or the Merger).

     "Person" shall mean an individual, corporation, partnership, association,
      ------
joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization or other legal entity.

     "Preferred Shares" shall mean each share of 6.75% Series Preferred Shares
      ----------------
and Series A ESOP Preferred Shares, collectively

     "6.75% Series Preferred Shares" shall mean each share of 6.75% Series
      -----------------------------
preferred stock, no par value, of Allied.

     "Proceedings" shall mean civil, criminal or administrative actions, suits,
      -----------
hearings, claims, investigations and other similar proceedings.

     "Proxy Statement" shall have the meaning set forth in Section 4.5(b)
      ---------------
hereof.

     "Quarterly Statements" shall mean, with respect to any Person, the
      --------------------
quarterly statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

     "Rating Agencies" shall mean A.M. Best and Company, Standard and Poor's
      ---------------
Corporation, Moody's Investor Services, Inc., and Duff & Phelps Credit Rating Agency.

     "SAP" shall mean statutory accounting practices prescribed by the NAIC and
      ---
prescribed or permitted by the applicable insurance regulatory body applied on a consistent basis.

     "SAP Statements" shall mean Annual Statements and Quarterly Statements.
      --------------

     "Schedule 14D-1" shall have the meaning set forth in Section 1.1(b) hereof.
      --------------

     "Schedule 14D-9" shall have the meaning set forth in Section 1.2(b) hereof.
      --------------

     "SEC" shall mean the Securities and Exchange Commission.
      ---

     "SEC Documents" shall have the meaning set forth in Section 4.9 hereof.
      -------------

     "Series A ESOP Preferred Share" shall mean each share of Series A ESOP
      -----------------------------
Convertible Preferred Stock, no par value, of Allied.

     "Shareholders Meeting" shall mean a meeting set forth in Section 3.2
      --------------------
hereof.

     "Special Committee" shall have the meaning set forth in Section 4.4(c)
      -----------------
hereof.

     "Sub" shall have the meaning set forth in the preamble to this Agreement.
      ---

     "Subsidiary" of a Person shall mean an Affiliate of such Person more than
      ----------
fifty percent of any class of voting stock (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1
      ---------------------
hereof.

     "Tax or Tax Return" shall mean a report, return or other information
      -----------------
required under any applicable Law to be filed or provided to any Person with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Nationwide or any Nationwide Subsidiary on the one hand, or Allied or any Allied Subsidiary on the other hand.

     "Tax Ruling" shall have the meaning set forth in Section 4.20(k) hereof.
      ----------

     "Taxes" shall mean any federal, state, county, local or foreign taxes,
      -----
charges, fees, levies or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any such tax liability.

     "Third Party Administrator" shall mean any third party administrator of
      -------------------------
either Nationwide or Allied.

     "Title IV Plan" shall have the meaning set forth in Section 4.21(b) hereof.
      -------------

     "Treasury Regulation" shall mean the regulations promulgated by the U.S.
      -------------------
Department of the Treasury pursuant to the Code.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act
      --------
of 1988, as amended.

     "Welfare Plan" shall have the meaning set forth in Section 4.21(a) hereof.
      ------------

                           [SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Nationwide, of Sub and of Allied as of the date first above written.

                              NATIONWIDE MUTUAL INSURANCE
                              COMPANY


                                  /s/ David A. Diamond
                              By: _________________________________
                                    Name:  David A. Diamond
                                    Title:   Vice President-Enterprise
                                         Controller



                              NATIONWIDE LIFE ACQUISITION CORPORATION



                                  /s/ David A. Diamond
                              By: _________________________________
                                    Name:  David A. Diamond
                                    Title:   Vice President-Enterprise
                                         Controller


                              ALLIED LIFE FINANCIAL
                              CORPORATION


                                 /s/ Samuel J. Wells
                              By: _________________________________
                                    Name:  Samuel J. Wells
                                    Title:    President

                                   Exhibit A

                            Conditions to the Offer

       Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Common Shares after the termination or withdrawal of the Offer), to pay for any Common Shares not theretofore accepted for payment or paid for (i) unless (A) there are validly
                                              -          -
tendered and not properly withdrawn prior to the expiration of the Offer 2,000,000 Common Shares (the "Minimum Condition"), and (B) all insurance
                                                        -
regulatory approvals necessary for Nationwide and Sub's acquisition of control of Allied and its Subsidiaries are obtained on terms and conditions reasonably satisfactory to Nationwide (the "Insurance Regulatory Condition") and any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, or (ii) if at any time on
                                                           --
or after the date of the Merger Agreement and at or before the time that the particular Common Shares are accepted for payment (whether or not any other Common Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

               (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States

                                  Exhibit A-1
     which has a material adverse effect on the general economic conditions in the United States;

               (b) any statute, rule, regulation, a temporary, preliminary or permanent order or injunction shall be promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or performance under this Agreement, by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that
     (i) prohibits the consummation of the Offer or the Merger or (ii) imposes material limitations on the ability of Sub effectively to exercise full rights of ownership with respect to the Common Shares, including, without limitation, the right to vote any Common Shares purchased by it on all matters properly presented to the stockholders of Allied; provided that the Nationwide and Sub shall have used their best efforts to have any such decree, order or injunction vacated or reversed;

       (c) Allied shall have entered into an agreement obligating Allied to enter into an Acquisition Transaction with a person other than Nationwide, Sub or an affiliate of either;

       (d) (i) Allied shall have breached or failed to perform in any material respect any of its material obligations covenants or agreements under the Agreement or (ii) there shall have occurred, on the part of Allied, a breach of any representation or warranty contained in the Agreement as of the date of the Agreement or at the time of the consummation of the Offer (other than representations and warranties made as of a specified date prior to the date of the Agreement) which, in either case, if not cured would reasonably be expected to have a Material Adverse Effect and which is not curable or, if

                                  Exhibit A-2
     curable, is not cured with the later of (x) 30 calendar days after written notice of such breach is given by Nationwide to Allied of such breach and
     (y) the time of satisfaction of all conditions to the Offer not related to such breach; provided, however, that the representations contained in Sections 4.2 and 4.4 shall be true as of the consummation of the Offer.

       (e) the Allied Board shall have withdrawn its recommendation or modified its recommendation in a manner adverse to Nationwide or Sub;
       (f) the failure to obtain any Governmental Approvals or third party Contracts, which failure, in the aggregate, would have a Material Adverse Effect;

       (g) Any insurance regulatory approval necessary for the merger of Allied Mutual with and into Nationwide (the "Mutual Merger") shall not have been obtained on terms and conditions reasonably satisfactory to Nationwide;

       (h) the requisite vote of Allied Mutual policyholders in support of the mutual Merger shall not have been obtained; and

       (i) the nominees of Nationwide to the Allied Mutual Board pursuant to the Mutual Merger shall not have been duly elected or appointed so as to constitute a majority of the directors on the Allied Mutual Board.

       The foregoing conditions are for the sole benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to any such condition or may be waived by Sub in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Sub at any time to exercise any of the

                                  Exhibit A-3
foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Exhibit A shall have the meanings set forth in the Merger Agreement.

                                  Exhibit A-4

                                   Exhibit B

                Nationwide Life Acquisition Corporation Articles
                      of Incorporation and Code of By-laws

                                  Exhibit B-1

                                   Exhibit C

                             Shareholder Agreement




                                  Exhibit C-1